Filed Pursuant to Rule 424(b)(3)
Registration Number 333-123216

CAPITAL GOLD CORPORATION

63,440,644 Shares of Common Stock
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This prospectus relates to the resale of  63,440,644 shares of our common, including 35,613,367 shares of common stock issuable upon the exercise of outstanding warrants and options, that may be offered and sold from time to time by the selling stockholders listed herein.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders other than payment of the exercise price of the warrants and options.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "CGLD." The last reported sales price per share of our common stock as reported by the OTC Bulletin Board on June 23, 2005, was $0.22.
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Please see the risk factors beginning on page 5 to read about certain factors you should consider before buying shares of common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2005

PROSPECTUS SUMMARY

In the following summary, we have highlighted information that we believe is the most important about us. However, because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms “we,”“our” and “us” refer to Capital Gold Corporation and not to the selling stockholders. You should also see the “Glossary” for definitions of some of the terms used to describe our business.

About Capital Gold

Through our wholly-owned subsidiary, Oro de Altar S. de R. L. de C.V., and our affiliate, Santa Rita, we own 100% of 15 mining concessions located in the Municipality of Altar, State of Sonora, Republic of Mexico totaling approximately 3,537 hectares (8,642 acres or 13.5 square miles). We are in the process of constructing and developing an open-pit gold mining operation at these concessions.

Our principal executive offices are located at 76 Beaver Street, 26th floor, New York, NY10005, and our telephone number is (212) 344-2785.

We plan to construct a surface gold mine and facility at El Chanate capable of producing about 2.6 million metric tons per year of ore from which we anticipate recovering about 48,000 to 50,000 ounces of gold per year, over a five year mine life. We are following the final feasibility study for the project prepared by M3 Engineering of Tucson, Arizona which was completed in August of 2003. Pursuant to the feasibility study, our current ore reserve is 358,000 ounces of gold in the ground. Of this, we anticipate recovering approximately 248,000 ounces of gold over the five year life of the mine. M3 is currently updating this feasibility study and new cost estimates will be included in the update. The targeted cash cost per the 2003 Feasibility Study was less than $230 per ounce. We anticipate that the new study will contain the same mining rate as the 2003 Feasibility Study, 7,500 metric tonnes per day of ore, and will show increased gold prices and increased costs. We also have commissioned M3 to analyze the benefits of expanded production rates beyond 7,500 metric tones per day of ore. In addition, we are interviewing firms to provide contract mining services for the El Chanate project. Please see “Our Business.”

We acquired rights of way for both service and access roads, and we acquired the right to purchase 81 hectares of land near the main highway (we have use of the land; however, our actual purchase of the land is conditioned upon the Ejido (local cooperative) privatizing the land, before the acquisition is finalized). Towards this end, we completed a service road that will provide access for water and power lines. In addition, we acquired a water concession. The water well is located on a large regional aquifer that, we believe, is capable of producing a sustained flow of in excess of 300 gallons per minute, which is the flow rate we estimate to be required for processing gold ore at El Chanate.

In March 2005, we retained David Loder, P.E. as the General Manager of the project. Mr. Loder is a registered professional mining engineer with over 30 years experience in the mining industry, spending the last 15 years managing open-pit gold heap leach operations. He has been a General Manager responsible for the overall planning and start-up for open-pit gold mining operations in Sonora, Mexico and elsewhere in Latin America (see “Management; Key Personnel”).

The Offering

Common stock to be offered by the selling stockholders	63,440,644 Shares

Common stock outstanding prior to this offerng	90,529,212 Shares

Use of Proceeds
We will not receive any of the proceeds from the sale of the shares of common stock because they are being offered by the selling stockholders and we are not offering any shares for sale under this prospectus, but we may receive proceeds from the exercise of warrants and options held by the selling stockholders. We will apply such proceeds, if any, toward the construction of our mining operation in Mexico, and for working capital. See "Use of Proceeds."

Over-The-Counter Bulletin Board symbol	CGLD

The 63,440,644 shares of our common stock offered consist of:

•	Up to 30,902,004 shares of common stock issuable upon the exercise of outstanding warrants;
•	Up to 4,711,363 shares of common stock issuable upon the exercise of outstanding options; and
•	Up to 27,827,277 shares of common stock owned by certain of the selling stockholders.

Summary Financial Data

In the table below, we provide you with our summary historical financial data. We have prepared this information using our audited financial statements for each of the five years in the period ended July 31, 2004 and our unaudited financial statements for the nine months ended April 30, 2004 and April 30, 2005. Operating results for the nine months ended April 30, 2005 are not necessarily indicative of the results that may be expected for the year ending July 31, 2005.

It is important that you read this summary historical financial data in conjunction with our historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

Statement of Operations Data

	For the Years Ended
	July 31,
	2000	2001	2002	2003	2004
		(consolidated)	(consolidated)	(consolidated)	(consolidated)
Revenues	$--	$--	$--	$--	$--

Mine Expenses	$786,360	$982,585	$709,961	$1,028,899	$673,050

General and
Administrative	$518,018	$1,431,110	$639,652	$770,629	$687,722

Stock Based
Compensation	$221,585	$7,002,500	$222,338	$288,623	$379,033

Depreciation	$5,322	$3,823	$3,105	$--	$--

Total Other
Income (Expense)	$1,265	$1,752	$2,027,810	$(11,735)	$(950,005)

Minority Interest	$--	$--	$54,543	$180,625	$51,220

Write Down of Mining,
Milling and Other
Property and Equipment	$--	$--	$999,445	$--	$300,000

Net Loss	$1,530,020	$9,418,266	$492,148	$1,919,261	$2,938,590

	For the Nine Months Ended
	April 30,
	2004	2005
	(consolidated)	(consolidated)
	(unaudited)	(unaudited)

Revenues	$--	$--

Mine Expenses	$369,242	$446,459

General and Administrative $	491,822	$663,212

Stock Based Compensation	$34,934	$187,844

Depreciation	$--	$1,030

Total Other Income (Expense)	$(940,343)	$27,852

Minority Interest	$51,220	$--

Write Down of Mining,
Milling and Other
Property and Equipment	$--	$--

Net Loss	$1,785,121	$1,270,694

Balance Sheet Data

	As of July 31,
	2000	2001	2002	2003	2004
		(consolidated)	(consolidated)	(consolidated)	(consolidated)
Working Capital	$8,729	$(3,301)	$1,192,871	$105,661	$182,939

Total Assets	$1,456,821	$1,564,428	$2,056,851	$761,607	$485,753

Stockholders' Equity	$1,392,907	$1,438,591	$1,622,119	$651,000	$281,594

	As of April 30,
	2005	2004
	(consolidated)	(consolidated)
	(unaudited)	(unaudited)
Working Capital	$5,549,717	$404,310

Total Assets	$6,125,029	$900,998

Stockholders' Equity	$5,919,407	$817,705

RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.:

Risks related to our business and operations

We have not generated any operating revenues. If we are unable to commercially develop our mineral properties, we will not be able to generate profits and our business may fail.

To date, we have no producing properties. As a result, we have no current source of operating revenue and we have historically operated and continue to operate at a loss. Our ultimate success will depend on our ability to generate profits from our properties. Our viability is largely dependent on the successful commercial development of our El Chanate gold mining project in Sonora, Mexico.

We lack operating cash flow and rely on external funding sources. If we are unable to continue to obtain needed capital from outside sources until we are able to generate positive cash flow from operations, we will be forced to reduce or curtail our operations.

We do not generate any positive cash flow from operations and we do not anticipate that any positive cash flow will be generated for some time. Our primary focus is the development of our El Chanate project which, we anticipate, will cost in excess of $15.8 million. In February 2005, we raised approximately $6.1 million in a private placement and we mandated Standard Bank Plc. (formerly, Standard Bank London Limited) as the exclusive arranger of a project finance facility of up to US$10 million for our El Chanate project. This mandate is not a commitment to provide the funding. Funding is subject to satisfactory completion of due diligence, approvals from Standard Bank’s credit committee and execution of definitive documentation. We will need this finance facility or comparable funding from another source to develop the El Chanate project and commence production. The net proceeds from the private placement and the anticipated funds from Standard most likely will not be adequate to complete construction and commence mining operations (see, “Management's Discussion and Analysis of Financial Condition and Results of Operations; Liquidity and Capital Resources; Plan of Operations” ). For the above reasons, we may need to obtain additional capital from outside sources. To the extent that we need to obtain additional capital, management intends to raise such funds through bank financing, the sale of our securities, the sale of a royalty interest in the future production from the Chanate properties and/or joint venturing with one or more strategic partners. We cannot assure that adequate additional funding will be available. If we are unable to obtain needed capital from outside sources, we will be forced to reduce or curtail our operations.

Our year end audited financial statements contain a “going concern” explanatory paragraph. Our inability to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially and adversely from the going concern basis on which our financial statements included in this report have been prepared.

Our consolidated financial statements for the year ended July 31, 2004 included herein have been prepared on the basis of accounting principles applicable to a going concern. Our auditors’ report on the consolidated financial statements contained herein includes an additional explanatory paragraph following the opinion paragraph on our ability to continue as a going concern. A note to these consolidated financial statements describes the reasons why there is substantial doubt about our ability to continue as a going concern and our plans to address this issue. Our July 31, 2004 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our inability to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially and adversely from the going concern basis on which our consolidated financial statements have been prepared. See, “Management's Discussion and Analysis of Financial Condition and Results of Operations; Liquidity and Capital Resources.”

If we are unable to obtain a crushing system and other equipment for our Mexican concessions at an acceptable cost, our anticipated results of operations from mining at these concessions, once mining commences, may be adversely affected.

We currently are in discussions to acquire equipment for use at our Mexican concessions. In this regard, we recently acquired two Short Head cone crushers which will be used to undertake the final stage of the crushing process. If we are unable to obtain other requisite equipment at an acceptable cost, our planned mining operations and our anticipated results of operations from mining at these concessions, once mining commences, may be adversely affected (see, “Management's Discussion and Analysis of Financial Condition and Results of Operations; Liquidity and Capital Resources; Plan of Operations” ).

We will be using reconditioned and used equipment which could adversely affect our cost assumptions and our ability to economically and successfully mine the project.

We plan to use reconditioned and used equipment in our planned mining operation. Such equipment is subject to the risk of more frequent breakdowns and need for repair than new equipment. If the equipment that we use breaks down and needs to be repaired or replaced, we will incur additional costs and mining operations may be delayed resulting in lower volumes of ore processed. In such event, our capital and operating cost assumptions may be inaccurate and our ability to economically and successfully mine the project may be hampered, resulting in decreased revenues and, possibly, a loss from operations.

As a result of the projected short mine life of five years, if major problems develop, we will have limited time to correct these problems and we may have to cease operations earlier than planned.

Pursuant to the 2003 Feasibility Study, the mine life will be only five years. If major problems develop in the project, or we fail to achieve the operating efficiencies or costs projected in the feasibility study, we will have limited time to find ways to correct these problems and we may have to cease operations earlier than planned.

The gold deposit we have identified at El Chanate is relatively small and low-grade. If our estimates and assumptions are inaccurate, our results of operation and financial condition could be materially adversely affected.

The gold deposit we have identified at our El Chanate Project is relatively small and low-grade. If the estimates of ore grade or recovery rates contained in the feasibility study turn out to be higher than the actual ore grade and recovery rates, if costs are higher than expected, or if we experience problems related to the mining, processing of, or recovery of gold from, ore at El Chanate, our results of operation and financial condition could be materially adversely affected. Moreover, it is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated. There can be no assurance that our operations at El Chanate will be profitable.

We have a limited number of prospects. As a result, our chances of commencing viable mining operations are dependent upon the success of one project.

Our only current properties are the El Chanate concessions and our Leadville properties. At present, we are not doing any substantive work at our Leadville properties and, in fact, have written these properties off. Our El Chanate concessions are owned by one of our wholly-owned subsidiaries, Oro de Altar. Santa Rita, another of our Mexican subsidiaries leases the land and claims at El Chanate from Oro de Altar. FG, our former joint venture partner, has the right to receive five percent of Santa Rita's annual dividends, when declared. We currently do not have operations on either of our properties, and we must commence such operations to receive revenues. Accordingly, we are dependent upon the success of the El Chanate concessions.

Gold prices can fluctuate on a material and frequent basis due to numerous factors beyond our control. If and when we commence production, our ability to generate profits from operations could be materially and adversely affected by such fluctuating prices.

The profitability of any gold mining operations in which we have an interest will be significantly affected by changes in the market price of gold. Gold prices fluctuate on a daily basis. Between January 1, 2004 and December 30, 2004, the fixed price for gold on the London Exchange has fluctuated between $373 and $455 per ounce. Between January 1, 2005 and June 22, 2005, the fixed price for gold on the London Exchange has fluctuated between $411.10 and $443.70 per ounce. Gold prices are affected by numerous factors beyond our control, including:

•	the level of interest rates,
•	the rate of inflation,
•	central bank sales,
•	world supply of gold and
•	stability of exchange rates.

Each of these factors can cause significant fluctuations in gold prices. Such external factors are in turn influenced by changes in international investment patterns and monetary systems and political developments. The price of gold has historically fluctuated widely and, depending on the price of gold, revenues from mining operations may not be sufficient to offset the costs of such operations.

Our property interests are in Mexico. Risks of doing business in a foreign country could adversely affect our results of operations and financial condition.

We face risks normally associated with any conduct of business in foreign countries with respect to our El Chanate project in Sonora, Mexico, including various levels of political and economic risk. The occurrence of one or more of these events could have a material adverse impact on our efforts or future operations which, in turn, could have a material adverse impact on our future cash flows, earnings, results of operations and financial condition. These risks include the following:

•	labor disputes,
•	invalidity of governmental orders,
•	uncertain or unpredictable political, legal and economic environments,
•	war and civil disturbances,
•	changes in laws or policies,
•	taxation,
•	delays in obtaining or the inability to obtain necessary governmental permits,
•	governmental seizure of land or mining claims,
•	limitations on ownership,
•	limitations on the repatriation of earnings,
•	increased financial costs,
•	import and export regulations, including restrictions on the export of gold, and
•	foreign exchange controls.

These risks may limit or disrupt the project, restrict the movement of funds or impair contract rights or result in the taking of property by nationalization or expropriation without fair compensation.

We anticipate selling gold in U.S. dollars; however, we incur a significant amount of our expenses in Mexican pesos. If and when we sell gold, if applicable currency exchange rates fluctuate our revenues and results of operations may be materially and adversely affected.

If and when we commence sales of gold, such sales will be made in U.S. dollars. We incur a significant amount of our expenses in Mexican pesos. As a result, our financial performance would be affected by fluctuations in the value of the Mexican peso to the U.S. dollar. At the present time, we have no plan or policy to utilize forward contracts or currency options to minimize this exposure; however, pursuant to the mandate with Standard Bank Plc. we will be required to implement such measures. If and when these measures are implemented, there can be no assurance that such arrangements will be cost effective or be able to fully offset such future currency risks.

Changes in regulatory policy could adversely affect our exploration and future production activities.

Any changes in government policy may result in changes to laws affecting:

•	ownership of assets,
•	land tenure,
•	mining policies,
•	monetary policies,
•	taxation,
•	rates of exchange,
•	environmental regulations,
•	labor relations,
•	repatriation of income and
•	return of capital.

Any such changes may affect our ability to undertake exploration and development activities in respect of present and future properties in the manner currently contemplated, as well as our ability to continue to explore, develop and operate those properties in which we have an interest or in respect of which we have obtained exploration and development rights to date. The possibility, particularly in Mexico, that future governments may adopt substantially different policies, which might extend to expropriation of assets, cannot be ruled out.

Compliance with environmental regulations could adversely affect our exploration and future production activities.

With respect to environmental regulation, environmental legislation generally is evolving in a manner which will require:

•	stricter standards and enforcement,
•	increased fines and penalties for non-compliance,
•	more stringent environmental assessments of proposed projects and
•	a heightened degree of responsibility for companies and their officers, directors and employees.

There can be no assurance that future changes to environmental legislation and related regulations, if any, will not adversely affect our operations. We could be held liable for environmental hazards that exist on the properties in which we hold interests, whether caused by previous or existing owners or operators of the properties. Any such liability could adversely affect our business and financial condition.

We are not insured against any losses or liabilities that could arise from our operations because we have not commenced operations at El Chanate. Although we plan on obtaining insurance once construction begins, such insurance may not be adequate. If we incur material losses or liabilities because we do not have insurance or our coverage is not adequate, our financial position could be materially and adversely affected.

We are in the process of developing our Mexican concessions and hope to commence mining operations during calendar 2005. If and when we commence mining operations, such operations will involve a number of risks and hazards, including:

•	environmental hazards,
•	industrial accidents,
•	metallurgical and other processing,
•	acts of God, and
•	mechanical equipment and facility performance problems.

Such risks could result in:

•	damage to, or destruction of, mineral properties or production facilities,
•	personal injury or death,
•	environmental damage,
•	delays in mining,
•	monetary losses and
•	possible legal liability.

Industrial accidents could have a material adverse effect on our future business and operations. Although as we move forward in the development of our concessions we plan to obtain and maintain insurance within ranges of coverage consistent with industry practice, we cannot be certain that this insurance will cover the risks associated with mining or that we will be able to maintain insurance to cover these risks at economically feasible premiums. We also might become subject to liability for pollution or other hazards which we cannot insure against or which we may elect not to insure against because of premium costs or other reasons. Losses from such events may have a material adverse effect on our financial position.

Calculation of reserves and metal recovery dedicated to future production is not exact, might not be accurate and might not accurately reflect the economic viability of our properties.

Reserve estimates may not be accurate. There is a degree of uncertainty attributable to the calculation of reserves, resources and corresponding grades being dedicated to future production. Until reserves or resources are actually mined and processed, the quantity of reserves or resources and grades must be considered as estimates only. In addition, the quantity of reserves or resources may vary depending on metal prices. Any material change in the quantity of reserves, resource grade or stripping ratio may affect the economic viability of our properties. In addition, there can be no assurance that mineral recoveries in small scale laboratory tests will be duplicated in large tests under on-site conditions or during production.

We are dependent on the efforts of certain key personnel and we need to retain additional personnel and/or contractors to develop our El Chanate project. If we lose the services of these personnel or we are unable to retain additional personnel and/or contractors, our ability to complete development and operate our El Chanate project may be delayed and our planned operations may be materially adverse affected.

We are dependent on a relatively small number of key personnel, including but not limited to Dave Loder, the General Manager of the project, the loss of any one of whom could have an adverse effect on us. In addition, while certain of our officers and directors have experience in the exploration and operation of gold producing properties, we need to retain additional personnel and/or contractors to develop and operate our El Chanate project. Certain of these consultants, including Dave Loder, have already been engaged. There can be no guarantee that such personnel or contractors will be available to carry out such activities on our behalf or be available upon commercially acceptable terms. If we lose the services of our key personnel or we are unable to retain additional personnel and/or contractors, our ability to complete development and operate our El Chanate project may be delayed and our planned operations may be materially adverse affected.

There are uncertainties as to title matters in the mining industry. We believe that we have good title to our properties; however, any defects in such title that cause us to lose our rights in mineral properties could jeopardize our planned business operations.

We have investigated our rights to explore, exploit and develop our concessions in manners consistent with industry practice and, to the best of our knowledge, those rights are in good standing. However, we cannot assure that the title to or our rights of ownership of the El Chanate concessions will not be challenged or impugned by third parties or governmental agencies. In addition, there can be no assurance that the concessions in which we have an interest are not subject to prior unregistered agreements, transfers or claims and title may be affected by undetected defects. Any such defects could have a material adverse effect on us.

Should we successfully commence mining operations in Mexico, our ability to remain profitable long term, should we become profitable, eventually will depend on our ability to find, explore and develop additional properties. Our ability to acquire such additional properties will be hindered by competition. If we are unable to acquire, develop and economically mine additional properties, we most likely will not be able to be profitable on a long-term basis.

Gold properties are wasting assets. They eventually become depleted or uneconomical to continue mining. The acquisition of gold properties and their exploration and development are subject to intense competition. Companies with greater financial resources, larger staffs, more experience and more equipment for exploration and development may be in a better position than us to compete for such mineral properties. If we are unable to find, develop and economically mine new properties, we most likely will not be able to be profitable on a long-term basis.

Our ability on a going forward basis to discover additional viable and economic mineral reserves is subject to numerous factors, most of which are beyond our control and are not predictable. If we are unable to discover such reserves, we most likely will not be able to be profitable on a long-term basis.

Exploration for gold is speculative in nature, involves many risks and is frequently unsuccessful. Few properties that are explored are ultimately developed into commercially producing mines. Our long-term profitability will be, in part, directly related to the cost and success of exploration programs. Any gold exploration program entails risks relating to

•	the location of economic ore bodies,
•	development of appropriate metallurgical processes,
•	receipt of necessary governmental approvals and
•	construction of mining and processing facilities at any site chosen for mining.

The commercial viability of a mineral deposit is dependent on a number of factors including:

•	the price of gold,
•	the particular attributes of the deposit, such as its
o	size,
o	grade and
o	proximity to infrastructure,
•	financing costs,
•	taxation,
•	royalties,
•	land tenure,
•	land use,
•	water use,
•	power use,
•	importing and exporting gold and
•	environmental protection.

The effect of these factors cannot be accurately predicted.

Risks related to ownership of our stock

There is a limited market for our common stock. If a substantial and sustained market for our common stock does not develop, our stockholders may have difficulty selling, or be unable to sell, their shares.

Our common stock is tradable in the over-the-counter market and is quoted on the Over-The-Counter Bulletin Board. There is only a limited market for our common stock and there can be no assurance that this market will be maintained or broadened. If a substantial and sustained market for our common stock does not develop, our stockholders may have difficulty selling, or be unable to sell, their shares.

Our stock price may be adversely affected if a significant amount of shares, primarily those registered herein, are sold in the public market.

As of June 24, 2005, approximately 51,129,631 shares of our common stock, constituted "restricted securities" as defined in Rule 144 under the Securities Act of 1933. Approximately 54 % of these shares are registered herein. In addition, we have registered herein 30,902,004 shares of common stock issuable upon the exercise of outstanding warrants and 4,711,363 shares of common stock issuable upon the exercise of outstanding options. All of the foregoing shares, assuming exercise of all of the above options and warrants, would represent in excess of 50% of the then outstanding shares of our common stock. Registration of the shares permits the sale of the shares in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. To the extent the exercise price of the warrants or options is less than the market price of the common stock, the holders of the warrants are likely to exercise them and sell the underlying shares of common stock and to the extent that the conversion price and exercise price of these securities are adjusted pursuant to anti-dilution protection, the securities could be exercisable or convertible for even more shares of common stock. In addition, should we consummate the project finance facility with Standard Bank, we will be required to issue warrants for an additional 14.6 million shares and to register the shares issuable upon exercise of these warrants for public resale. We also may issue shares to be used to meet our capital requirements or use shares to compensate employees, consultants and/or directors. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market could cause the market price for our common stock to decrease. Furthermore, a decline in the price of our common stock would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

We do not intend to pay dividends in the near future.

Our board of directors determines whether to pay dividends on our issued and outstanding shares. The declaration of dividends will depend upon our future earnings, our capital requirements, our financial condition and other relevant factors. Our board does not intend to declare any dividends on our shares for the foreseeable future. We anticipate that we will retain any earnings to finance the growth of our business and for general corporate purposes. In addition, our ability to pay dividends may be restricted by financial covenants in any project finance facility we enter into with Standard Bank or another lender.

Our common stock currently is a "penny stock." As a result, trading of our shares is subject to special requirements that could impede our stockholders' ability to resell their shares.

Our common stock is a "penny stock" as that term is defined in Rule 3a51-1 of the Securities and Exchange Commission because it is selling at a price below five dollars per share. In the future, if we are unable to list our common stock on NASDAQ or a national securities exchange or the per share sale price is not at least $5.00, our common stock may continue to be deemed to be a "penny stock". Penny stocks are stocks:

i.	with a price of less than five dollars per share;
ii.	that are not traded on a recognized national exchange;
▪	whose prices are not quoted on the NASDAQ automated quotation system; or
iii.	of issuers with net tangible assets equal to or less than
▪	-$2,000,000 if the issuer has been in continuous operation for at least three years; or
▪	-$5,000,000 if in continuous operation for less than three years, or
▪	of issuers with average revenues of less than $6,000,000 for the last three years.

Section 15(g) of the Exchange Act, and Rule 15g-2 of the Securities and Exchange Commission, require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 of the Securities and Exchange Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer:

i.	to obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;
ii.
to determine reasonably, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

iii.	to provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and
iv.	to receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them.

FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

Certain statements in this prospectus constitute “forwarding-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “believes,”“expects,”“may,”“will,”“should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. All statements other than statements of historical fact, included in this prospectus regarding our financial position, business and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding exploration and mine development and construction plans, costs, grade, production and recovery rates, permitting, financing needs, the availability of financing on acceptable terms or other sources of funding, and the timing of additional tests, feasibility studies and environmental permitting are all forward-looking in nature.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to, the risk factors discussed below, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and other factors referenced in this prospectus. We do not undertake and specifically decline any obligation to publicly release the results of any revisions which may be made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS

Proceeds, if any, from stockholders exercising some or all of the Warrants and Options will be used for the development of our El Chante project and for working capital.

DIVIDEND POLICY

We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future. In addition, our ability to pay dividends may be restricted by financial covenants in any project finance facility we enter into with Standard Bank or another lender.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol " CGLD. "

The following table sets forth the range of high and low closing bid quotes of our Common Stock per quarter for the past two fiscal years and the past two fiscal quarters as reported by the OTC Bulletin Board (which reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessary represent actual transactions).

Quarter Ending	High and Low

April 30, 2005	0.40	0.17
January 31, 2005	0.39	0.23
October 31, 2004	0.33	0.19

July 31, 2004	0.31	0.20
April 30, 2004	0.58	0.27
January 31, 2004	0.65	0.23
October 31, 2003	0.28	0.20

July 31, 2003	0.43	0.23
April 30, 2003	0.33	0.19
January 31, 2003	0.26	0.12
October 31, 2002	0.18	0.12

On June 23, 2005, the closing sale price of our common stock as reported on the OTC Bulletin Board was $0.22 per share. As of June 23, 2005, there were approximately 1,181 holders of record of our common stock not including holders in street name.

SELECTED FINANCIAL DATA

Our selected historical financial information presented as of July 31, 2000, 2001, 2002, 2003 and 2004 and for each of the five years ended July 31, 2004 was derived from our audited financial statements. Our selected historical financial information presented as of April 30, 2003 and 2004 and for the nine month periods ended April 30, 2004 and 2005 are unaudited. Operating results for the nine months ended April 30, 2005 are not necessarily indicative of the results that may be expected for the year ending July 31, 2005. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included.

This information should be read in conjunction with the historical financial statements and related notes included herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Statements
of Operations Data

	For the Years Ended
	July 31,
	2000	2001	2002	2003		2004
		(consolidated)	(consolidated)	(consolidated)		(consolidated)
Revenues	$--	$--	$--	$--		$--

Mine Expenses	$786,360	$982,585	$709,961	$1,028,899	$	$ 673,050

General and Administrative	$518,018	$1,431,110	$639,652	$770,629		$687,722

Stock Based Compensation	$221,585	$7,002,500	$222,338	$288,623		$379,033

Depreciation	$5,322	$3,823	$3,105	$--		$--

Total Other Income (Expense)	$1,265	$1,752	$2,027,810	$(11,735)		$(950,005)

Minority Interest	$--	$--	$54,543	$180,625		$51,220

Write Down of Mining,
Milling and Other
Property and Equipment	$--	$--	$999,445	$--		$300,000

Net Loss	$1,530,020	$9,418,266	$492,148	$1,919,261		$2,938,590

	For the Nine Months Ended
	April 30,
	2004	2005
	(unaudited)	(unaudited)
Revenues	$--	$--

Mine Expenses	$369,242	$446,459

General and Administrative	$491,822	$663,212

Stock Based Compensation	$34,934	$187,844

Depreciation	$--	$1,000

Total Other Income (Expense)	$(940,343)	$27,852

Minority Interest	$51,220	$--

Write Down of Mining,
Milling and Other
Property and Equipment	$--	$--

Net Loss	$1,785,121	$1,270,694

Other Cash Flows Data

	For the Years Ended
	July 31,
	2000	2001	2002	2003	2004
		(Consolidated)	(Consolidated)	(Consolidated)	(Consolidated)
Net Cash (Used) in Operations	$(1,106,817)	$(1,719,539)	$(1,094,098)	$(1,889,349)	$(1,423,372)
Net Cash Provided by
Investing Activities	$--	$7,870	$670,886	$1,429,249	$2,992
Net Cash from Financing
Activities	$1,049,346	$1,726,167	$511,453	$494,601	$1,362,776
Effects of Exchange
Rates on Cash	$--	$--	$(2,728)	$62,476	$19,637
Net Increase (Decrease)
in Cash	$(57,471)	$14,498	$85,513	$96,977	$(37,967)

	For the Nine Months Ended
	April 30,
	2004	2005
	(Consolidated)	(Consolidated)
	(Unaudited)	(Unaudited)
Net Cash (Used) in Operations	$(1,027,496)	$(1,172,887)
Net Cash Provided (Used) by
Investing Activities	$(10,584)	$(272,065)
Net Cash from Financing
Activities	$1,164,972	$6,632,802
Effects of Exchange
Rates on Cash	$14,057	$(28,176)
Net Increase (Decrease)
in Cash	$140,949	$5,159,674

Balance Sheet Data

	As of July 31,
	2000	2001	2002	2003	2004
		(consolidated)	(consolidated)	(consolidated)	(consolidated)
Cash	$49,422	$63,920	$149,433	$246,410	$208,443

Total Current Assets	$67,151	$122,536	$1,659,888	$359,960	$387,098

Equipment (Net)	$1,344,853	$1,390,475	$346,378	$344,780	$44,780

Total Assets	$1,456,821	$1,564,428	$2,056,851	$761,607	$485,753

Total Current Liabilities	$58,422	$125,837	$467,017	$254,299	$204,159

Stockholders' Equity	$1,392,907	$1,438,591	$1,622,119	$651,000	$281,594

	As of April 30,
	2004	2005
	(consolidated)	(consolidated)
	(unaudited)	(unaudited)

Cash	$387,359	$5,368,117
Total Current Assets	$487,603	$5,755,339
Equipment (Net)	$344,780	$107,990
Total Assets	$900,998	$6,125,029
Total Current Liabilities	$83,293	$205,622
Stockholders' Equity	$817,705	$5,919,407

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Result of Operations

Nine months ended April 30, 2005 compared to nine months ended April 30, 2004

Revenues

We generated no revenues from mining operations during the nine months ended April 30, 2005 and 2004. There were de minimis non-operating revenues during the nine months ended April 30, 2005 and 2004 of approximately $27,900 and $10,000, respectively. These non-operating revenues primarily represent interest income and proceeds of equipment sales

Costs and Expenses

Over all costs and expenses during the nine months ended April 30, 2005 were $1,298,545 an increase of $402,547 or 45% from the nine months ended April 30, 2004. The primary reason for the increase during the nine months ended April 30, 2005 was increases in mine and in selling, general and administrative expenses, and an increase in stock based compensation.

Mine expenses during the nine months ended April 30, 2005 were $446,459 an increase of $77,217 or 21% from the nine months ended April 30, 2004. We believe that the increase in mine expenses resulted primarily from increased professional and engineering costs as well as the beginning stages of development of the mine.

Selling, general and administrative expenses during the nine months ended April 30, 2005 were $663,212 an increase of $171,390 or 35% from the nine months ended April 30, 2004. We believe that the increase in selling, general and administrative expenses resulted primarily from an increase in professional, consulting and travel expenses during the nine months ended April 30, 2005.

Stock based compensation during the nine months ended April 30, 2005 was $187,844 compared to $34,934 for the nine months ended April 30, 2004. This increase resulted from costs recognized relating to options granted for services rendered during the nine months ending April 30, 2005.

Loss on Joint Venture for the nine months ended April 30, 2005 was $0 compared to $800,000 for the nine months ended April 30, 2004. The Joint Venture was terminated during the quarter ended April 30, 2004.

Loss on the write-off of minority interest was $0 for the nine months ended April 30, 2005 compared to $150,382 for the nine months ended April 30, 2004. Since the Joint Venture was terminated during the quarter ended April 30, 2004 there is no longer a minority interest.

 Net Loss

As a result, our net loss for the nine months ended April 30, 2005 was $1,270,694, which was $514,427 or 29% less than our net loss for the nine months ended April 30, 2004.

Loss from Changes in Foreign Exchange Rates

During the nine months ended April 30, 2005, we recorded equity adjustments from foreign currency translations of approximately $16,709. These translation adjustments are related to changes in the rates of exchange between the Mexican Peso and the US dollar.

Fiscal year ended July 31, 2004 compared to fiscal year ended July 31, 2003

Revenues.

We generated no revenues from mining operations during the fiscal year ended July 31, 2004 and 2003. We generated interest income during the 12 months ended July 31, 2004 of approximately $4,000 a decrease of $28,000 from the 12 months period ended July 31, 2003 ($32,000). This decrease resulted from lower cash balances in 2004 and interest on the receivable from the sale of our subsidiary, Minera Chanate, which was fully collected during 2003.

Costs and Expenses.

Over all, costs and expenses during the 12 months ended July 31, 2004 ($2,040,000) decreased by $48,000 (approximately 2.3%) from the 12 months ended July 31, 2003 ($2,088,000). However, this decrease primarily relates to an increase in the write down of mining and milling properties ($300,000) offset by a decrease in other costs and expenses.

In accordance with SFAS 144, “Accounting for the Impairment and Disposal of Long-Lived Assets), we review our long-lived assets for impairment. Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses then are measured by comparing the fair value of assets to their carrying amounts. During the year ended July 31, 2002, we performed a review of our Colorado mine and mill improvements and determined that an impairment loss should be recognized. Accordingly, at July 31, 2002, we significantly reduced by $999,445 the net carrying value of certain assets relating to our Leadville, Colorado facility to $300,000. At July 31, 2004, we further reduced the net carrying value to $0, which approximates our management's estimate of fair value.

Mine expenses during the 12 months ended July 31, 2004 ($673,000) decreased by $356,000 (approximately 34.6%) from the 12 months ended July 31, 2003 ($1,029,000). We believe that the decrease in mine expenses resulted primarily from the termination of the joint venture agreement in Mexico.

Selling, general and administrative expenses during the 12 months ended July 31, 2004 ($688,000) decreased by $83,000 (approximately 10.8%) from the 12 months ended July 31, 2003 ($771,000). We believe that the decrease is due to a decrease in miscellaneous administrative costs.

Other Expenses:

During the year ending July 31, 2004 we incurred a loss of $800,000 on the joint venture termination. In addition, a loss of $150,000 resulted from the minority interest write-off.

Stock based compensation increased $90,000 approximately (31.1%) during the 12 months ended July 31, 2004 ($379,000) from the 12 months ended July 31, 2003 ($289,000).

Net Loss.

As a result, our net loss for the 12 months ended July 31, 2004 was $2,939,000, which was $1,020,000 more than our $1,919,000 loss for the 12 months ended July 31, 2003.

Loss from Changes in Foreign Exchange Rates

During the year ended July 31, 2004, we recorded equity adjustments from foreign currency translations of approximately $25,000. These translation adjustments are related to changes in the rates of exchange between the Mexican Peso and the US dollar.

Liquidity And Capital Resources

As of April 30, 2005, we had working capital of $5,549,717. Our plans over the next 12 months primarily include the cost of engineering, water and construction of the El Chanate open-pit gold mine in Mexico and general administrative costs in New York.

Our planned activities over the next twelve months in Mexico, in order of priority, are as set forth below. The activities and the costs may vary materially, especially if we determine to retain contractors to perform mining activities or we determine to purchase new rather than used crushing or other equipment. We are waiting for the results of the updated feasibility study currently being performed by M3. As the original feasibility study was completed in 2003, we anticipate that costs will increase from those set forth below. At this time, we do not know how much such costs will increase.

Activity
Mexico	Estimated Cost

Crushing, leaching and carbon systems	$5,700,000
Power and water systems	2,100,000
Trucks and other mining equipment	2,300,000
Engineering and planning	1,100,000
Ancillaries (building, shops, lab and road)	1,100,000
General and administrative expenses and working capital	2,100,000

New York and Colorado

General, administrative and professional expenses	1,380,000

Total	$15,780,000

Historically, we have not generated any material revenues from operations and have been in a precarious financial condition. Our condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have recurring losses from operations. Our primary source of funds used during the nine months ended April 30, 2005 was from the sale and issuance of equity securities for net proceeds of approximately $6,734,000. As discussed below, in February 2005, we completed a private placement, netting approximately $6.1 million, and mandated Standard Bank Plc. as the exclusive arranger of a project finance facility of up to US$10 million for our El Chanate gold mining project in Sonora State, Mexico.

February 2005 Private Placement

In the private placement that closed in February 2005 we issued 27,200,004 shares of our Common Stock and warrants to purchase an aggregate of up to 27,200,004 shares of our Common Stock for an aggregate gross purchase price of approximately $6.8 million and we received approximately $6.1 million in net proceeds. The Warrant issued to each purchaser is exercisable for one share of our Common Stock, at an exercise price equal to $0.30 per share.  Each Warrant has a term of two years and is fully exercisable from the date of issuance. We issued to the placement agent two year warrants to purchase up to 2,702,000 shares of our Common Stock at an exercise price of $0.25 per share. The purchasers acquired the common stock and warrants to purchase common stock to which this prospectus relates directly from us in transactions exempt from the registration requirements of the federal and state securities laws. All of the securities were issued and sold solely to accredited investors, as defined in Rule 501 of Regulation D pursuant to the Securities Act.

We have agreed to file with the Securities and Exchange Commission a registration statement of which this prospectus forms a part covering resales of the foregoing shares and shares issuable upon the exercise of the foregoing Warrants (collectively, the “registrable shares”). We also agreed to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier of the date on which the selling stockholders may resell all the registrable shares covered by the registration statement without volume restrictions pursuant to Rule 144(k) under the Securities Act or any successor rule of similar effect and the date on which the selling stockholders have sold all the shares covered by the registration statement.

In addition, we agreed to have our common stock listed for trading on the Toronto Stock Exchange. If our common stock is not listed for trading on the Toronto Stock Exchange or the registration statement, of which this prospectus forms a part, is not declared effective by the SEC within 180 days after February 8, 2005, then we will be required to issue to these selling stockholders an additional number of shares of our common stock that is equal to 20% of the number of shares acquired by them in the private placement. In addition, if the registration statement is not declared effective by the SEC within 180 days after February 8, 2005 or, after the registration statement is declared effective by the SEC, subject to certain exceptions, sales of all shares so registered cannot be made pursuant to the registration statement, then we will be required to pay to these selling stockholders in cash or, at our option in shares, their pro rata share of 0.0833% of the aggregate market value of the registrable shares held by these selling stockholders for each month thereafter until the registration statement is declared effective or sales of the registrable shares can again be made pursuant to the registration statement, as the case may be.

Project Finance Facility

On February 2, 2005, we mandated Standard Bank Plc. as the exclusive arranger of a project finance facility of up to US$10 million for our El Chanate gold mining project and associated hedging. We anticipate that Standard Bank will administer the loan and the hedging throughout the construction and operational phases of the project.

Although the specific terms of the proposed financing are subject to alteration, we anticipate, among other things, that the loan would mature in five years after the initial draw and bear interest at a rate linked to the 1,2,3 or 6 month Libor rate. The loan would be secured by our assets and supported by our guarantee. In addition, we will be required to deposit all cash proceeds we receive from operations and other sources in an off-shore account. Absent default by us under the finance documents, we may use funds from this account for specific purposes such as approved operating costs, budgeted capital expenditures, hedging costs and funds payable to Standard Bank under the finance documents. We would be required to meet and maintain certain financial covenants and we would be required to conform to certain negative covenants such as restrictions on sale of assets. We also would be required to enter into a gold price protection program that mitigates the gold price risk by purchasing price protection in a manner satisfactory to the lender.

As required by the mandate, we issued to Standard Bank 1,000,000 common stock purchase warrants and paid an initial cash fee of $100,000. If Standard Bank determines to proceed with the funding, we will be required to pay certain additional fees and issue to Standard Bank an additional 14,600,000 common stock purchase warrants.

Per our arrangement with Standard Bank, the shares issuable upon exercise of the 1,000,000 common stock purchase warrants are registered herein for public resale. We also will be required to so register the shares issuable upon exercise of the additional 14,600,000 warrants if and when these warrants are issued.

This mandate is not a commitment to provide the funding. Funding is subject to satisfactory completion of due diligence, approvals from Standard Bank’s credit committee and execution of definitive documentation.

If Standard determines not to provide the funding, we will be required to obtain such funding from another source. In addition, as discussed above, we estimate that we will need in excess of $15.8 million to complete a mine at the El Chanate concessions. Accordingly, the net proceeds from the 2005 private placement and the anticipated funds from Standard Bank most likely will not be adequate to complete construction and commence mining operations. To the extent that we need to obtain additional capital, management intends to raise such funds through bank financing, the sale of our securities, the sale of a royalty interest in the future production from the Chanate properties and/or joint venturing with one or more strategic partners. We cannot assure that adequate additional funding, if needed, will be available. If we are unable to obtain needed capital from outside sources, we will be forced to reduce or curtail our operations.

Environmental Issues

Management does not expect that environmental issues will have an adverse material effect on our liquidity or earnings. In Mexico, we are not aware of any significant environmental concerns or existing reclamation requirements at the El Chanate concessions. We received the required Mexican government permits for construction, mining and processing the El Chanate ores in January 2004 and applications have been filed to extend these permits. We recently received the explosive permit from the government.

We own properties in Leadville, Colorado that we have written off. Part of the Leadville Mining District has been declared a federal Superfund site under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Superfund Amendments and Reauthorization Act of 1986. Several mining companies and one individual were declared defendants in a possible lawsuit. We were not named a defendant or Principal Responsible Party. We did respond in full detail to a lengthy questionnaire prepared by the Environmental Protection Agency ("EPA") regarding our proposed procedures and past activities in November 1990. To our knowledge, the EPA has initiated no further comments or questions.

We do include in all our internal revenue and cost projections a certain amount for environmental and reclamation costs on an ongoing basis. This amount is determined at a fixed amount of $0.05 per metric tonne of material to be milled on a continual, ongoing basis to provide primarily for reclaiming tailing disposal sites and other reclamation requirements. At this time, there do not appear to be any environmental costs to be incurred by us beyond those already addressed above. No assurance can be given that environmental regulations will not be changed in a manner that would adversely affect our planned operations.

Contractual Obligations as of July 31, 2004

Lease Commitments

We occupy office space in New York City under a non cancelable operating lease that commenced on September 1, 2002 and terminates on August 31, 2007. In addition to base rent, the lease calls for payment of utilities and other occupancy costs.

Approximate future minimum payments under this lease are as follows:

Year Ending July 31,
2005	$54,000
2006	55,000
2007	38,000
$147,000

Rent expense under the office lease in New York City was approximately $57,000 and $56,000 for the years ended July 31, 2004 and 2003, respectively.

New Accounting Pronouncements

Financial Accounting Standards Board (“FASB”) Statement No. 154 Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error.

This Statement requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change.

This Statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle.

This Statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This Statement also carries forward the guidance in Opinion 20 requiring justification of a change in accounting principle on the basis of preferability.  FASB Statement No. 154 is effective for fiscal years beginning after December 15, 2005.

Financial Accounting Standards Board (“FASB”) Statement No. 151 “Inventory Costs-an amendment of ARB No. 43, Chapter 4”, FASB Statement No. 152, “Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67”, FASB Statement No. 153, “Exchanges of Non Monetary Assets-an amendment of APB Opinion No. 29”, and FASB Statement No. 123R, “Share Based Payment” were issued November 2004, December 2004, December 2004 and December 2004, respectively. FASB Statements No. 151, 152 and 153 have no current applicability to us or their effect on the consolidated financial statements would not have been significant

FASB Statement No. 123R is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance.

This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statements of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans.

This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award-the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in Statement 123.

This Statement is effective for us as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The provisions of this Statement will be adopted in quarter ending April 30, 2006. We are in the process of assessing the impact of adopting this Statement.

Disclosure About Off-Balance Sheet Arrangements

We do not have any transactions, agreements or other contractual arrangements that constitute off-balance sheet arrangements.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include impairment of long-lived assets, accounting for stock-based compensation and environmental remediation costs.

In accordance with SFAS 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” we review our long-lived assets for impairments. Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses then are measured by comparing the fair value of assets to their carrying amounts. During the year ended July 31, 2002, we performed a review of our Colorado mine and mill improvements and determined that an impairment loss should be recognized. Accordingly, at July 31, 2002, we reduced by $999,445 the net carrying value of certain assets relating to our Leadville, Colorado facility to $300,000, and further reduced the net carrying value to $0 at July 31, 2004, which approximates management’s estimate of fair value.

Environmental remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are recorded even if significant uncertainties exist over the ultimate cost of the remediation. It is reasonably possible that our estimates of reclamation liabilities, if any, could change as a result of changes in regulations, extent of environmental remediation required, means of reclamation or cost estimates. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. There were no environmental remediation costs incurred or accrued at April 30, 2005.

OUR BUSINESS

We, directly or indirectly, own concessions located in the State of Sonora, Mexico and rights to property located in the California Mining District, Lake County, Colorado. We are engaged in the business of exploring for gold and other minerals on our Mexican concessions. We have written off our Colorado properties.

Sonora, Mexico
El Chanate

In June 2001, we purchased 100% of the issued and outstanding stock of Minera Chanate, S.A. de C.V. Minera Chanate’s assets at the time of the closing of the purchase consisted of 106 exploitation and exploration concessions in the States of Sonora, Chihuahua and Guerrero, Mexico. By June of 2002, after property reviews and to minimize tax payments, the 106 had been reduced to 12 concessions. To cover certain non-critical gaps between concessions, three new concessions were located, and the number of concessions is now 15. These concessions are contiguous, totaling approximately 3,537 hectares (8,739 acres or 13.7 square miles). We sometimes refer to these concessions as the El Chanate concessions or the El Chanate project. We also own outright 466 hectares (1,151 acres or 1.8 square miles) of surface rights at El Chanate and no third party ownership or leases exist on this fee land or the El Chanate concessions. See “Acquisition of El Chanate concessions” below.

The 15 mining concessions are as follows:

	Concession Name	Title No.	Hectares
1	San Jose	200718	96.0000
2	Las Dos Virgen	214874	132.2350
3	Rono I	206408	82.1902
4	Rono 3	214224	197.2180
5	La Cuchilla	211987	143.3481
6	Elsa	212004	2,035.3997
7	Elisa	214223	78.4717
8	Ena	217495	190.0000
9	Eva	212395	416.8963
10	Mirsa	212082	20.5518
11	Olga	212081	60.5890
12	Edna	212355	24.0431
13	La Tira	219624	1.7975
14	La Tira 1	219623	18.6087
15	El Charro	206,404	40.0000
		Total	3,537.3491

Surface Property Ownership

Anglo Gold purchased surface property ownership, consisting of 466 Hectares in Altar, Sonora, on January 27, 1998. The ownership was conveyed to our subsidiary, Oro de Altar S.A. de C.V., in 2002. Santa Rita, one of our wholly-owned Mexican affiliates, has a lease on the property for the purpose of mining the Chanate gold deposit. The purchase transaction was recorded as public deed 19,591 granted by Mr. Jose Maria Morera Gonzalez, Notary Public 102 of the Federal District, registered at the Public Registry of Property of Caborca, Sonora, under number 36026, book one, volume 169 of the real estate registry section on May 7, 1998.

General information and location

The El Chanate project is located in the State of Sonora, Mexico, 37 kilometers northeast of the town of Caborca. It is accessible by paved and all weather dirt roads. Driving time from Caborca is approximately 40 minutes. Access from Caborca to the village of 16 de September is over well maintained National highways. Beyond the 16 de September village, routes to the property are currently over well traveled gravel and sandy desert roads. We have negotiated long term access that does not pass through the village of 16 de September. However, we also acquired rights for a service road to allow immediate access for mine construction activities. This service road access was acquired from the village of 16 de September, and construction of this road is now complete.

The project is situated on the Sonora desert in a hot and windy climate, generally devoid of vegetation with the exception of cactus. The terrain is generally flat with immense, shallow basins, scattered rock outcropping and low rocky hills and ridges. The desert floor is covered by shallow, fine sediment, gravel and caliche. The main body of the known surface gold covers and irregularly shaped area of approximately 1,800 feet long by 900 feet wide. Several satellite mineral anomalies exist on surfaces which have not been thoroughly explored. Assays on chip samples taken from trenches at these locations by us indicate the presence of gold mineralization.

The general El Chanate mine area has been mined for gold since the early 19th century. A number of old underground workings exist characterized by narrow shafts, to a depth of several tens of feet and connecting drifts and cross cuts. No information exists regarding the amount of gold taken out; however, indications are that mining was conducted on a small scale.

Geology

The project area is underlain by sedimentary rocks of the Late Jurassic - Early Cretaceous Bisbee Group, and the Late Cretaceous Chanate Group, which locally are overlain by andesites of the Cretaceous El Charro volcanic complex. The sedimentary strata are locally intruded by andesitic sills and dikes, a microporphyritic latite and by a diorite stock. The sedimentary strata are comprised of mudstone, siltstone, sandstone, conglomerate, shale and limestone. Within the drilled resource area, a predecessor exploration company differentiated two units on the basis of their position relative to the Chanate fault. The upper member is an undifferentiated sequence of sandstone, conglomerate and lesser mudstone that lies above the Chanate fault and it is assigned to the Escalante Formation of the Middle Cretaceous Chanate Group. The lower member is comprised of mudstone with mixed in sandstone lenses and thin limestone interbreds; it lies below the Chanate fault and is assigned to the Arroyo Sasabe Formation of the Lower Cretaceous Bisbee Group. The Arroyo Sasabe formation overlies the Morita Formation of the Bisbee Group. Both the Escalante and Arroyo Sasabe formations are significantly mineralized proximal to the Chanate fault, while the Morita Formation is barren.

The main structural feature of the project area is the Chanate fault, a 7km long (minimum) northwest-striking, variably southwest-dipping structure that has been interpreted to be a thrust fault. The Chanate fault is overturned (north-dipping) at surface, and is marked by brittle deformation and shearing which has created a pronounced fracture foliation and fissility in the host rocks. In drill holes the fault is often marked the presence of an andesite dike. Reports prepared by a predecessor exploration company describe the fault as consisting of a series of thrust ramps and flats; however, geologic cross sections which we have reviewed but did not prepare may negate this interpretation.

Alteration/Mineralization

A predecessor exploration company has defined a 600 meter long, 300 meter wide, 120 meter thick zone of alteration that is centered about the Chanate fault. The strata within this zone have been sericised, silicified and pyritized to varying degrees. In surface outcrop the altered zone is distinguished by its bleached appearance relative to unaltered rock. The mineralized zone contains only single digit ppm (parts per million) levels of gold. Dense swarms of vein lets form thick, mineralized lenses, within a larger area of sub economic but anomalous gold concentrations. Drill hole data indicates that the mineralized lenses are sub-horizontal to gently southwest-dipping and are grossly parallel to the Chanate fault. The fault zone itself is also weakly mineralized, although strata in the near hanging wall and footwall are appreciably mineralized.

Work to Date

The El Chanate property has been the site of small scale mining of high grade quartz veins (La Cuchilla mine) during the last century. Modern exploration includes work by Phelps Dodge in the 1980’s as part of a copper exploration program. Kennecott conducted geologic mapping and geochemical sampling in 1991 and dropped the property. A Mexican subsidiary of AngloGold explored the property intermittently between 1992 and 1997, and has conducted extensive surface geologic mapping, geochemical sampling, geophysical studies and drilling, including 11,000 meters of trenching, over 14 line-kilometers of induced polarization geophysical surveys, 61 line-kilometers of VLF-magnetometry geophysical surveys, 87 line-kilometers of enzyme leach geochemical surveys and 34,000 meters of R.C. drilling in 190 holes and 1080 meters of diamond drilling in 9 holes. That company also commissioned various consultant studies concerning petrography, fluid inclusions, air photo interpretation and structural analyses, and conducted some metallurgical test work.

In April and May 2002, to confirm previous results obtained by third parties and to provide specifically located metallurgical test samples, we drilled six diamond core holes totaling 1,508 feet into the main mineralized zone at El Chanate. Management believes that the diamond drill results generally confirmed the previous results and, in June 2002 and January 2003, we drilled an additional 45 reverse circulation holes totaling 9,410 feet. This reverse circulation drill program confirmed previous results and also expanded certain mineralized areas. In May 2004 three core holes were drilled for a total of 2,155 feet. The total number of holes is now 256. Of these, 235 are reverse circulation drill holes and 21 are diamond drill holes. Detailed check assays were obtained both for core samples and for reverse drill samples that initially assayed greater than 0.3 gm/tonne. Chemex Labs, Vancouver, Canada, preformed both the initial and the check assays, and the check assays supported the initial assay results.

In August 2002, we retained SRK’s (a global engineering company) Denver, Colorado office to conduct a scoping engineering study for the El Chanate Project. This study was completed in October 2002 and concluded that the El Chanate Project deserved additional work and that the property contained important gold mineralization. The base case for this study assumed a gold price of $320.

Following SRK’s positive conclusion, in February 2003, we retained M3 Engineering of Tucson, Arizona to begin work on a feasibility study. M3 completed the study in August 2003. Based on 253 drill holes and more than 22,000 gold assays, this final study (the “2003 Feasibility Study”) provides details for an open pit gold mine. The 2003 Feasibility Study indicates that at a gold price of $325, the initial open pit project contains proven and probable reserves of 358,000 ounces of gold contained within 13.5 million metric tonnes of ore with an average grade of 0.827 grams/tonne. It estimated that the mine could recover approximately 48,000 - 50,000 ounces of gold per year or 248,854 ounces over a five year mine life. M3 is currently updating the 2003 Feasibility Study and new cost estimates will be included in the update.

The study assumes a production rate of 2.6 million tonnes of ore per year or 7,500 tonnes per day, operating at 345 days per year. The processing plan for this open pit heap leach gold project calls for crushing the ore to 100% minus 3/8 inch. Carbon columns will be used to recover the gold.

The following Summary is contained in the 2003 Feasibility Study. Please note that the reserves as stated are an estimate of what can be economically and legally recovered from the mine and, as such, incorporate losses for dilution and mining recovery. The 357,957 ounces (or 11.1 Tons) of contained gold represents ounces contained in ore in the ground, and therefore does not reflect losses in the recovery process. Total gold produced is estimated to be approximately 248,854 ounces (or 7.74 Tons), or approximately 70% of the contained gold. The gold recovery rate is expected to average approximately 70% for the entire ore body. Individual portions of the ore body may experience varying recovery rates ranging from about 73% to 48%. Oxidized and sandstone ore types may have recoveries of about 73%; fault zone ore type recoveries may be about 64%; and siltstone ore types recoveries may be about 48%.

El Chanate
Reserves and Production Summary
(2003 Feasibility Study Page 1-1; Dated 8/8/2003)
	Metric	U.S.
Reserves Ore Waste Total Contained Gold Production Ore Crushed Operating Days/Year Gold Plant Average Recovery Average Annual Production Total Gold Produced	13.5 Million Tonnes @ 0.827 g/t 11.1 Million Tonnes 24.6 Million Tonnes 11.1 Tonnes 2.6 Million Tonnes /Year 7,500 Mt/d 345 Days per year 69.5% 1.5 Tonnes 7.74 Tonnes	14.7 Million Tons @ 0.027 opt 12.3 Million Tons 27.0 Million Tons 357,957 Oz 2.86 Million Tons/Year 8,250 t/d 345 Days per year 69.5% 47,857 Oz per year 248,854 Oz

Pursuant to the 2003 Feasibility Study, based on the current reserve calculations, the mine life is estimated to be 62 months. The study forecasts initial capital costs of $13.8 million, which includes $2.1 million of working capital. Annual production is planned at approximately 48,000 to 50,000 ounces per year at an average operating cash cost of $229 per ounce. We currently estimate the capital cost to be in excess of $15.8 million (see, “Management's Discussion and Analysis of Financial Condition and Results of Operations; Liquidity and Capital Resources; Plan of Operations”). The cash cost may decrease as the production rate increases. Total costs will vary depending upon the price of gold (due to the nature of underlying payment obligations to the original owner of the property); they are estimated in the 2003 Feasibility Study to range between $292 per ounce at a gold price of $310 per ounce and $299 per ounce at a gold price of $370 per ounce. We anticipate that the new study will indicate higher costs. We will be working on measures to attempt to reduce costs going forward. Reserves and production rates are based on a gold price of $325 per ounce, which is the Base Case of the 2003 Feasibility Study. Between January 1, 2004 and December 30, 2004, the fixed price for gold on the London Exchange has fluctuated between $373 and $455 per ounce. Between January 1, 2005 and June 22, 2005, the fixed price for gold on the London Exchange has fluctuated between $411.10 and $443.70 per ounce.

Management believes that the capital costs to establish a surface, heap leach mining operation at El Chanate will be in excess of $15.8 million. We anticipate that most of requisite funds will be available from the net proceeds of our February 2005 private placement and the potential project finance facility of up to US$10 million. To the extent that additional funds are required, we intend to raise such funds through bank financing, the sale of our securities, the sale of a royalty interest in the future production from the Chanate properties and/or joint venturing with one or more strategic partners. See “Risk Factors - We lack operating cash flow and rely on external funding sources. If we are unable to continue to obtain needed capital from outside sources until we are able to generate positive cash flow from operations, we will be forced to reduce or curtail our operations” and “Management's Discussion and Analysis of Financial Condition and Results of Operations; Results of Operations.”

Management believes the El Chanate project will benefit substantially from rising gold prices, which are currently well above $400 per ounce. Mineralized material previously below operating cut-off gold grades could possibly become economic if future engineering studies support lowering the cutoff grade due to gold prices substantially above the $325 per ounce used in the feasibility study to define the proven and probable reserves mentioned above. We are currently looking at equipment and processing techniques that may be capable of supporting higher production rates that may be justified due to rising gold prices. The crushing system that we hope to acquire is expected to have a capacity beyond the 7,500 metric tons per day that are initially planned.

In this regard, Metcon Research Inc. of Tucson, Arizona completed gold recovery studies on existing samples at fine grind sizes of 100 mesh, 150 mesh and 200 mesh. These studies were undertaken to determine whether extraction by fine grinding is economical given the increased price of gold. Generally, fine grinding, while more expensive, will achieve higher gold recoveries than the heap leach method recommended in the feasibility study. Metcon found that increasing amounts of gold were recovered at finer grind sizes. However in May 2004, M3, who conducted the feasibility study, reported that at El Chanate, heap leaching remains the most economical and optimal method of extracting gold at current prices.

In May 2004, three core holes were drilled at El Chanate to define gold grades, to obtain metallurgical samples from siltstone hosted ores, and to evaluate previous deep drilling results by Anglo Gold in the Los Dos Virgens Zone. Two of the core holes tested and confirmed the presence of gold in the deep Los Dos Virgens Zone that lies below the level of the planned open pit. This zone was previously identified by Anglo Gold’s reverse circulation drilling and, with increasing gold prices, we are analyzing with core drilling the conditions that might allow an enlarged open pit to include ores from the Los Dos Virgens zone. The third core hole was drilled in the main high grade part of the deposit to obtain ore samples for metallurgical column testing from siltstone host rocks.

Metallurgical column test studies were completed earlier this year at Metcon’s laboratories in Tucson Arizona to determine the optimal conditions at El Chanate for recovering gold from within siltstone host rocks using heap leach technology. The siltstone drill core samples are being tested at crush sizes of 100 percent -3/8 inch and 100 percent -1/4 inch, and these column tests showed recovery rates of 42% and 46% respectively. With current higher gold prices, management believes the ore reserves may be increased beyond the level currently published in the 2003 Feasibility Study. Although we are optimistic about the results, there can be no assurance that improved gold recoveries will result in an increase in reserves.

In January 2004, we received permits from the Mexican Department of Environmental Affairs and Natural Resources necessary to begin construction of the El Chanate project. These permits also cover the operation of a heap-leach gold recovery system.

In 2005, we acquired rights of way for both service and access roads, and we acquired the right to purchase 81 hectares of land near the main highway (we have use of the land; however, our actual purchase of the land is conditioned upon the Ejido (local cooperative) privatizing the land, before the acquisition is finalized). Towards this end, we completed a service road that will provide access for water and power lines. In addition, we acquired a water concession. The water well is located on a large regional aquifer that, we believe, is capable of producing a sustained flow in excess of 300 gallons per minute, which is the flow rate we estimate to be required for processing gold ore at El Chanate.

In addition, we have acquired two 7-foot diameter Symons HD Short Head cone crushers which will be used to undertake the final stage of the crushing process. We currently are evaluating primary and secondary crushers as well as screens and feeders for purchase. We also retained Golder Associates, - a geotechnical engineering firm, for the detailed engineering of the leach pads and ponds.

Our Current Plans for the El Chanate Project

Our current plans over the next 12 months include:

Environmental and Permitting. We already own the surface over the deposit. We will need to obtain electrical permits to purchase or produce our own power and a use of soil permit. We also need to establish reclamation plans. These permits were recently completed and filed with the proper government agencies. Other permits, including, mining and processing permits, have been issued.

Site Construction. Current plans include the construction of a main road suitable for heavy equipment to travel to the mine site. We anticipate that construction of the main road could begin in August or September 2005. As discussed above, we obtained equipment for the final stage of the crushing process and we currently are evaluating primary and secondary crushers as well as screens and feeders for purchase. The final stage crushers have arrived in Tucson for refurbishment before being shipped to the El Chanate site.

Acquisition of El Chanate concessions

In June 2001, we purchased from AngloGold North America Inc. and AngloGold (Jerritt Canyon) Corp. 100% of the issued and outstanding stock of Minera Chanate, S.A. de C.V., a subsidiary of those two companies. Pursuant to the terms of the agreement, on December 15, 2001, we made a $50,000 payment to AngloGold. AngloGold will be entitled to receive the remainder of the purchase price by way of an ongoing percentage of net smelter returns of between 2% and 4% plus a 10% net profits interest (until the total net profits interest payment received by AngloGold equals $1,000,000). AngloGold's right to a payment of a percentage of net smelter returns and the net profits interest will terminate at such point as they aggregate $18,018,355. In accordance with the agreement, the foregoing payments are not to be construed as royalty payments. Should the Mexican government or other jurisdiction determine that such payments are royalties, we could be subjected to and would be responsible for any withholding taxes assessed on such payments.

Under the terms of the agreement, we have granted AngloGold the right to designate one of its wholly-owned Mexican subsidiaries to receive a one-time option to purchase 51% of Minera Chanate (or such entity that owns the El Chanate concessions at the time of option exercise). That option is exercisable over a 180 day period commencing at such time as we notify AngloGold that we have made a good faith determination that we have gold-bearing ore deposits on any one of the identified groups of El Chanate concessions, when aggregated with any ore that we have mined, produced and sold from such concessions, of in excess of 2,000,000 troy ounces of contained gold. The exercise price would equal twice our project costs on the properties during the period commencing on December 15, 2000 and ending on the date of such notice. Based on current information available to us, we do not believe a deposit of the size that would trigger these back-in rights is likely to be identified at El Chanate.

In February 2002, Minera Santa Rita S. de R.L. de C.V., one of our wholly-owned Mexican affiliates (“Santa Rita”), now the leasee of the El Chanate concessions, as discussed below, entered into a joint venture agreement with Grupo Minero FG S.A. de C.V. to explore, evaluate and develop the El Chanate concessions. Grupo Minero FG S.A. de C.V., referred to as FG, is a private Mexican company that owns and operates the La Colorada open-pit gold mine outside of Hermosillo in Sonora, Mexico.

Effective March 31, 2004, the joint venture agreement with FG was terminated. In consideration of FG’s contributions to the venture of $457,455, we issued to FG 2,000,000 restricted shares of our common stock valued at $800,000 and Santa Rita issued to FG a participation certificate entitling FG to receive five percent of the Santa Rita’s annual dividends, when declared. The participation certificate also gives FG the right to participate, but not to vote, in the meetings of Santa Rita’s Board of Managers, Technical Committee and Partners. Santa Rita also received a right of first refusal to carry out the works and render construction services required to effectuate the El Chanate project. This right of first refusal is not applicable where a funding source for the project determines that others should render such works or services.

FG has assigned or otherwise transferred to Santa Rita all permits, licenses, consents and authorizations (collectively, “authorizations”) for which FG had obtained in its name in connection with the development of the El Chanate project to the extent that the authorizations are assignable. To the extent that the authorizations are not assignable or otherwise transferable, FG has given its consent for the authorizations to be cancelled so that they can be re-issued or re-granted in Santa Rita’s name. The foregoing has been completed.

In March 2002, we and our wholly-owned subsidiary, Leadville Mining & Milling Holding Corporation ("Holding") sold all of the issued and outstanding shares of stock of Minera Chanate to an unaffiliated party for a purchase price of US$2,131,616, payable in three installments. We received the final installment on December 9, 2002. In connection with the sale of Minera Chanate stock, we incurred approximately $174,000 in commissions.

During March 2002, prior to the sale of Minera Chanate and pursuant to the FG joint venture agreement, Minera Chanate, in a series of transactions, sold all of its surface land and mining claims to Oro de Altar S. de R. L. de C.V. ("Oro"), another of our wholly-owned subsidiaries. Oro, in turn, leased the foregoing land and mining claims to Minera Santa Rita.

Leadville, Colorado Properties

We own or lease a number of claims and properties, all of which are located in California Mining District, Lake County, Colorado, Township 9 South, Range 79. For the past three years, activity at our Leadville, Colorado properties consisted primarily of mine maintenance. Primarily as a result of our focus on El Chanate, we ceased activities in Leadville, Colorado. During the year ended July 31, 2002, we performed a review of our Leadville mine and mill improvements and determined that an impairment loss should be realized. Therefore, we significantly reduced the carrying value of certain assets relating to our Leadville, Colorado assets by $999,445. During the year ending July 31, 2004, we again performed a review of our Colorado mine and mill improvements and determined that an additional impairment loss should be recognized. Accordingly, we further reduced the net carrying value to $0, recognizing an additional loss of $300,000. See “Management's Discussion and Analysis of Financial Condition and Results of Operations; Results of Operations.”

Competition

The acquisition of gold properties and their exploration and development are subject to intense competition. Companies with greater financial resources, larger staffs, more experience and more equipment for exploration and development may be in a better position than us to compete for such mineral properties. Our lack of revenues and limited financial resources further hinder our ability to acquire additional mineral properties.

Human Resources

As of June 24, 2005, we had eight full time employees and/or consultants, including a General Manager of the project, a full time administration manager and four consultants in Mexico.

Facilities

Our executive office is located at 76 Beaver Street, 26th Floor, New York, New York 10005. Telephone Number 212-344-2785. We lease the offices from an unaffiliated party. The lease expires on August 31, 2007. Annual rent for the lease year ended August 31, 2005 is approximately 54,000 plus utilities and other occupancy expenses.

We also maintain an office at 418 Harrison Avenue, Suite 2, Leadville, CO 80461 pursuant to an oral month-to-month arrangement. The office is approximately 400 square feet and rent is $365 per month.

Legal Proceedings

We are not presently a party to any material litigation.

MANAGEMENT

The following sets forth biographical information about each of our directors and executive officers as of the date of this prospectus:

Name	Age	Position

Gifford A. Dieterle	73	President, Treasurer, Chief Financial Officer & Chairman of the Board

Robert Roningen	70	Director, Senior Vice President and Secretary

Jack V. Everett	84	Director, Vice President - Exploration

Roger A. Newell	62	Director, Vice President - Development

Jeffrey W. Pritchard	46	Director, Vice President - Investor Relations

J. Scott Hazlitt	52	Vice President - Mine Development

Directors are elected at the meeting of stockholders called for that purpose and hold office until the next stockholders meeting called for that purpose or until their resignation or death. Officers of the corporation are elected by the directors at meetings called by the directors for its purpose.

GIFFORD A. DIETERLE, President, Treasurer, Chief Financial Officer and Chairman of the Board of Directors. Mr. Dieterle was appointed President in September 1997. He has been our Chairman, Treasurer and Chief Financial Officer since 1981. His highest educational degree is a M.S. in Geology obtained from New York University. From 1977 until July 1993, he was Chairman, Treasurer, and Executive Vice-President of Franklin Consolidated Mining Company. From 1965 to 1987, he was lecturer in geology at the City University of N.Y. (Hunter Division). Mr. Dieterle has been Secretary-Treasurer of South American Minerals, Inc. since 1997 and a director of that company since 1996.

ROBERT RONINGEN, Senior Vice President, Secretary and Director, has been engaged in the practice of law as a sole practitioner and is a self-employed consultant geophysicist in Duluth, Minnesota. From 1988 to August 1993, he was an officer and director of Franklin Consolidated Mining Company, Inc. He graduated from the University of Minnesota in 1957 with a B.A. in geology and in 1962 with a degree in Law.

JACK V. EVERETT, Vice President - Exploration and Director, has been a consulting mining geologist since 1971, with expertise in all phases of exploration for base and precious metals. Following his 1947 graduation from Michigan State University, he was District Geologist for Pickands Mather & Company on the Cuyuna Iron Range, Minnesota. From 1951 to 1970, he was Chief Geologist and Exploration Manager for W.S. Moore Company, Duluth, Minnesota an iron mining company with gold and base metal sulfide holdings in the U.S. and Canada.

ROGER A. NEWELL, Vice President - Development and Director, has been in the mining industry for over 30 years. From 1974 through 1977, he was a geologist with Kennecott Copper Corporation. From 1977 through 1989, he served as Exploration Manager/Senior Geologist for the Newmont Mining Corporation and, from 1989 through 1995, was the Exploration Manager for Gold Fields Mining Company. He was Vice President Development, for Western Exploration Company from 1997 through 2000. He has been self-employed as a geologist since 2001. His highest educational degree is a Ph.D. in mineral exploration from Stanford University.

JEFFREY W. PRITCHARD, Vice President - Investor Relations and Director, has worked for us since 1996. He has been in the marketing/public relations field since receiving a Bachelor’s degree from the State University of New York in 1979. Jeff has served as the Director of Marketing for the New Jersey Devils (1987-1990) and as the Director of Sales for the New York Islanders (1985-1987). He also was an Executive Vice President with Long Island based Performance Network, a marketing and publishing concern from 1990 through 1995.

J. SCOTT HAZLITT, Vice President - Mine Operations, has been a geologist since 1974. He has been providing geological consulting services to us since November 1999. From 1995 to 1999, he was Chief Geologist for Getchell Gold Corp. Mr. Hazlitt received a B.Sc. degree in Geology from Fort Lewis College in Durango, Colorado in 1974 and a M.Sc. degree in Economic Geology from Colorado State University in Fort Collins, Colorado in 1985.

Key Personnel

DAVID LODER, P.E. has been the General Manager of the El Chanate project since March 2005 . Mr. Loder is a registered professional mining engineer with over 30 years experience in the mining industry, spending the last 15 years managing open-pit gold heap leach operations. He has been a General Manager responsible for the overall planning and start-up for open-pit gold mining operations in Sonora, Mexico and elsewhere in Latin America. During 2003 and 2004, Mr. Loder was General Manager of Opertions for Bellavista Mine in Costa Rica. From 1994 to 2001, he was General Manager and Vice President of Santa Gertrudis Mine in Sonora, Mexico.

Compensation of Directors

Directors are not compensated for acting in their capacity as Directors. Directors are reimbursed for their accountable expenses incurred in attending meetings and conducting their duties.

EXECUTIVE COMPENSATION

The following table shows all the cash compensation paid or to be paid by us or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer for such period in all capacities in which he served. Information concerning the Chief Executive Officer relates to Gifford Dieterle.
SUMMARY COMPENSATION TABLE

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary	Bonus ($)	Other Annual Compen sation($)	Restrict- ed Stock Award ($)	Options SARs	LTIP Payouts ($)	All Other Compensa -tion (i)
Gifford A. Dieterle	2004	104,000	20,000	-0-	-0-	250,000	-0-	-0-
Chief Executive	2003	70,856	23,400	-0-	-0-	-0-	-0-	-0-
Officer	2002	70,642	-0-	-0-	-0-	-0-	-0-	-0-

The following table sets forth information with respect to our Executive Officers concerning the grants of options and Stock Appreciation Rights ("SAR") during the past fiscal year:

OPTION/SAR GRANTS IN LAST FISCAL YEAR
 Individual Grants

(a)	(b)	(c)	(d)	(e)
		Percent of Total
		Options/SARs
	Options/	Granted to
	SARs	Employee in	Exercise or Base	Expiration
Name	Granted	Fiscal Year	Price ($/SH)	Date
Gifford A. Dieterle	250,000	13.8%	$.21	3-16-07
Robert N. Roningen	250,000	13.8%	$.21	3-16-07
Jack V. Everett	250,000	13.8%	$.21	3-16-07
Roger A. Newell	250,000	13.8%	$.21	3-16-07
Jeffrey W. Pritchard	250,000	13.8%	$.21	3-16-07

The following table sets forth information with respect to our Executive Officers concerning exercise of options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:
Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR

(a)	(b)	(c)	(d)	(e)
				Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options/SARs	Option/SARs
	Shares		at FY-End(#)	at FY-End(#)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized	Unexercisable	Unexercisable
Gifford A. Dieterle	--	--	1,500,000	$330,000
Robert N. Roningen	--	--	750,000	$165,000
Jack V. Everett	300,000	$77,000	250,000	$55,000
Jeffrey W. Pritchard	--	--	622,727	$136,400
Roger A. Newell	272,727	79,127	977,273	$215,000
Scott Hazlitt	--	--	725,000	$159,500

Employment Agreements

For information on compensation arrangements with our executive officers, please see “Certain Relationships and Related Transactions” below.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 24, 2005, the number and percentage of outstanding shares of common stock beneficially owned by:

•	Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding common stock;
•	each of our directors and the Named Executives; and
•	all of our officers and directors as a group.

This table is based upon information supplied by Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission, and information obtained from our directors and named executives. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which such person has the right to acquire within 60 days of June 24, 2005. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named in the table, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, we believe, based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares common stock which they beneficially own. As of June 24, 2005,  90,529,212 shares of our common stock were outstanding. Unless otherwise noted, the address of each of the principal stockholders is care of us at 76 Beaver Street, 26th floor, New York, NY10005.

Name and
Address of	Amount & Nature
Beneficial	of Beneficial	Approximate
Owner	Ownership	Percentage(1)(2)

Gifford A. Dieterle*	2,650,000(2)	2.9%

Jack Everett*	1,000,000(2)	1.1%
534 Observatory Drive
Colorado Springs, CO 80904

Robert Roningen*	2,200,000 (2)(3)	2.4%
2955 Strand Road
Duluth, MN 55804

Jeffrey W. Pritchard*	956,354(2)	1.1%

Roger A Newell*	1,477,273(2)	1.6%
1781 South Larkspur Drive
Golden, CO 80401

Scott Hazlitt*	1,025,000(2)	1.1%
949 F Street
Salida. CO 81201

RAB Special Situations
(Master) Fund Limited	16,000,000(4)	9.9%
1 Adam Street
London, WC2N 6LE, UK

SPGP	18,575,000(5)	18.6%
17, Avenue Matignon
75008 Paris, France

Caisse de Depot et Placement
du Quebec	4,800,000(6)	5.2%
1000, place Jean-Paul-Riopelle
Montréal, Québec, H2Z 2B3

All Officers and
Directors as a
Group (6)	9,308,627(2)(3)	9.9%
_________________________________

* Officer and/or Director of Capital Gold.

(1)	Based upon 90,529,212 shares issued and outstanding as of June 24, 2005.

(2)
For Messrs. Dieterle, Roningen, Pritchard, Newell and Hazlitt, includes, respectively, 1,500,000 shares, 750,000 shares, 622,727 shares, 750,000 shares and 325,000 shares issuable upon exercise of options and/or warrants.

(3)	Includes shares owned by Mr. Roningen’s wife and children.

(4)
The shares are held of record by Credit Suisse First Boston LLC. Includes shares issuable upon exercise of warrants to purchase an aggregate of 9,600,000 shares. The warrants are not exercisable if, as a result of an exercise, the holder would then become a “ten percent beneficial owner” of our common stock, as defined in Rule 16a-2 under the Securities Exchange Act of 1934. We have been advised that William P. Richards is the Fund Manager for RAB Special Situations (Master) Fund Limited, with dispositive and voting power over the shares held by RAB Special Situations (Master) Fund Limited.

(5)
Includes shares issuable upon exercise of warrants to purchase an aggregate of 9,600,000 shares. We have been advised that Guy-Philippe Bertin, Fund Manager, is a natural person with voting and investment control over shares of our common stock beneficially owned by SPGP

(6)
The shares are held of record by Fiducie Desjardins. Includes shares issuable upon exercise of warrants to purchase an aggregate of 2,400,000 shares. We have been advised that Francois Perron has dispositive power and Anne Genevieve Beique has voting power over the shares held by Caisse de Depot et Placement du Quebec.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal years ended July 31, 2004 and 2003, we paid Roger Newell $62,000 and $60,000, respectively, for professional geologist and management services rendered to us plus expenses. In addition, during the fiscal year ended July 31, 2003, we paid Mr. Newell a bonus of $35,000. During the fiscal years ended July 31, 2004 and 2003, we paid Scott Hazlitt $96,000 per year, for professional geologist and mine management services rendered to us, plus expenses. In addition, during the fiscal year ended July 31, 2003, we paid Mr. Hazlitt a bonus of $10,000. During the fiscal years ended July 31, 2004 and 2003, we paid Jack Everett consulting fees of $47,600 and $42,000, respectively. In addition, during the fiscal year ended July 31, 2003, we paid Mr. Everett a bonus of $35,000. During the fiscal year ended July 31, 2004 and 2003, we paid Robert Roningen legal fees of $6,900 and $2,300, respectively. In addition, during the fiscal year ended July 31, 2003, we paid Mr. Roningen a bonus of $10,000.

In May 2004, we issued 250,000 common stock options each to Messrs. Dieterle, Roningen, Pritchard, Everett and Newell exercisable at $.22 per share expiring on May 25, 2007.

At July 31, 2003 we had outstanding salary advances of $10,020 to an officer/director. Subsequent to July 31, 2003, we made additional salary advances to this officer of $9,000. The officer agreed to transfer his net paychecks to us until such time as all salary advances have been exhausted. All such advances were subsequently repaid.

On October 29, 2002, we issued to Scott Hazlitt options to purchase 400,000 shares that expire on March 15, 2005 and are exercisable at $.22 per share, and options to purchase 300,000 shares that expire on February 1, 2007 and are exercisable at $.22 per share. The exercise prices of these options were subsequently reduced to $.05. The options to purchase 400,000 shares were exercised in February 2005.

On May 28, 2005, Roger Newell exercised 227,273 outstanding options at $0.22 per share.

SELLING STOCKHOLDERS

The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering, which includes shares issuable upon exercise of options and warrants held by the selling stockholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to warrants and options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Notwithstanding the foregoing, certain of the selling stockholders elected, at the time of the initial issuance of the warrants, to include provisions in the warrant, which provide that the warrants may not be exercised if such action would result in the holder, together with its affiliates, beneficially owning more than 4.99% of our common stock. In addition, certain of the selling stockholders elected, at the time of the initial issuance of the warrants, to include provisions in the warrant, which provide that the warrants may not be exercised if such action would result in the holder, together with its affiliates, beneficially owning more than 9.99% of our common stock.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 90,529,212 shares of our common stock issued and outstanding as of June 24, 2005.

The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders defined below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "How The Shares May Be Distributed" below

The following table has been prepared based solely upon information furnished to us as of the date of this prospectus by the selling stockholders listed below. The selling stockholders identified below may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which the information in the following table is presented.

None of the selling stockholder has had any position, office or other material relationship with us or any of our affiliates within the past three years, other than as disclosed in the footnotes to the table.

Selling Stockholder	Common Stock Owned Prior To Offering	No. of Shares Being Offered	Common Stock Owned After The Offering
Peter Alan Lloyd(1)	150,000(1)	150,000(1)	--
Terence Owen Lloyd(2)	400,000(2)	400,000(2)	--
SPGP(3)	18,575,000 (3)	18,575,000 (3)	--
Richard Harry Wells(4)	160,000(4)	160,000(4)	--
RAB Special Situations (Master) Fund Limited (5)	16,000,000(5)	16,000,000(5)	--
NCL Smith & Williamson Ltd(6)	300,000(6)	300,000(6)	--
Galloway Ltd(7)	2,000,000(7)	2,000,000(7)	--
Regent Pacific Group Ltd(8)	1,200,000(8)	1,200,000(8)	--
Excalibur Limited Partnership(9)	2,400,000(9)	2,400,000(9)	--
Tameem Auchi(10)	160,000(10)	160,000(10)	--
Compagnie Internationale de Participations Bancaires et Financieres(11)	1,600,000(11)	1,600,000(11)	--
Sook Hee Chang(12)	80,000(12)	80,000(12)	--

AGF Precious Metals Fund(13)	3,200,000(13)	3,200,000(13)	--
Caisse de Depot et Placement du Quebec(14)	4,800,000(14)	4,800,000(14)	--
Minh-Thu Dao-Huy(15)	200,000(15)	200,000(15)	--
Michael White(16)	26,880(16)	26,880(16)	--
Neil McLoughlin(17)	163,128(17)	163,128(17)	--
Jay Smith(18)	800,000(18)	800,000(18)	--
Charles L. Stafford(19)	360,000(19)	360,000(19)	--
Standard Bank Plc.(20)*	1,000,000(20)	1,000,000(20)	--
IBK Capital Corp. (21)	2,702,000(21)	2,702,000(21)	--
Gifford A. Dieterle(22)	2,650,000(23)	1,500,000(22)	1.150,000
Robert Roningen(22)	2,200,000(24)	750,000(22)	1,450,000
Roger A. Newell(22)	1,477,273(25)	977,273	500,000
Jeffrey W. Pritchard(22)	956,354 (26)	622,727(22)	333,627
J. Scott Hazlitt(22)	1,025,000(27)	725,000	300,000
Josephine Scott	1,100,000(28)	763,636	336,364
Peter I. Wold	308,333(29)	208,333	100,000
John P. Wold	208,333(29)	208,333	--
John S. Wold	458,333(29)	208,334	250,000
Andrew Fraser	800,000(30)	800,000	--
RBC/David Paterson Trust	400,000(31)	400,000	--

*	This selling stockholder has identified itself as an affiliate of a registered broker-dealer.

(1)
Shares offered and owned includes 75,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The stockholder’s brother, Terence Owen Lloyd, shares voting and investment control with the stockholder. Terence Owen Lloyd disclaims beneficial ownership of the shares owned by Peter Alan Lloyd.

(2)	Shares offered and owned includes 200,000 shares issuable upon exercise of warrants issued in the February 2005 private placement.

(3)
Shares offered and owned includes 9,600,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder has identified Guy-Philippe Bertin, Fund Manager, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

(4)	The shares are held of record by Hargreave Hale. Shares offered and owned includes 80,000 shares issuable upon exercise of warrants issued in the February 2005 private placement.

(5)
The shares are held of record by Credit Suisse First Boston LLC. Includes shares issuable upon exercise of warrants to purchase an aggregate of 9,600,000 shares. The warrants are not exercisable if, as a result of an exercise, the holder would then become a “ten percent beneficial owner” of our common stock, as defined in Rule 16a-2 under the Securities Exchange Act of 1934. We have been advised that William P. Richards is the Fund Manager for RAB Special Situations (Master) Fund Limited, with dispositive and voting power over the shares held by RAB Special Situations (Master) Fund Limited.

(6)
The shares are held of record by NCL Investments Limited. Shares offered and owned includes 150,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder has identified Mr. P. A. Irving as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

(7)
Shares offered and owned includes 1,000,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder has identified Denham Eke as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder. Mr. Eke disclaims beneficial ownership of the shares offered.

(8)
The shares are held of record by Willbro Nominees Limited. Shares offered and owned includes 600,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder has identified Jamie Gibson as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

(9)
Shares offered and owned includes 1,200,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder has identified William Hechter, the president of the selling stockholder’s general partner as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder. Mr. Hechter disclaims beneficial ownership of the shares offered.

(10)	The shares are held of record by Fitel Nominees Limited. Shares offered and owned includes 80,000 shares issuable upon exercise of warrants issued in the February 2005 private placement.

(11)
The shares are held of record by Fitel Nominees Limited. Shares offered and owned includes 800,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder has identified Messrs. Nadhmi S. Auchi, Nasir Abid and Guy Glesener as natural persons with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

(12)
Shares offered and owned includes 40,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder has indicated that her husband, Paul Ensor, also exercises voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

(13)
The shares are held of record by Roytor & Co. Shares offered and owned includes 1,600,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder has identified Charles Oliver and Bob Farquharson as natural persons with voting and investment control over shares of our common stock beneficially owned by the selling stockholder. Messrs. Oliver and Farquharson disclaim beneficial ownership of the shares offered.

(14)
The shares are held of record by Fiducie Desjardins. Includes shares issuable upon exercise of warrants to purchase an aggregate of 2,400,000 shares. We have been advised that Francois Perron has dispositive power and Anne Genevieve Beique has voting power over the shares held by Caisse de Depot et Placement du Quebec.

(15)
Shares offered and owned includes 100,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder is an officer of IBK Capital Corp., the placement agent.

(16)
Shares offered and owned includes 13,440 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder is an officer of IBK Capital Corp., the placement agent.

(17)	Shares offered and owned includes 81,564 shares issuable upon exercise of warrants issued in the February 2005 private placement.

(18)	Shares offered and owned includes 400,000 shares issuable upon exercise of warrants issued in the February 2005 private placement.

(19)	Shares offered and owned includes 180,000 shares issuable upon exercise of warrants issued in the February 2005 private placement and shares issued in trust for the benefit of his children.

(20)
Shares offered represents 1,000,000 shares issuable upon exercise of warrants. The selling stockholder has identified its directors and senior management as a natural persons with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

(21)
Shares offered and owned represent shares issuable upon exercise of placement agent warrants issued with regard to the February 2005 private placement. The selling stockholder was the placement agent for the February 2005 private placement. The selling stockholder has identified William F. White, Minh-Thu Dao-Huy and Michael F. White as natural persons with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

(22)	The selling stockholder is an officer and/or director of Capital Gold Corporation. Except for J. Scott Hazlitt, only shares issuable upon exercise of options are being offered.

(23)	Shares owned includes 1,500,000 shares issuable upon exercise of options.

(24)	Shares owned includes 750,000 shares issuable upon exercise of options. Includes shares owned by Mr. Roningen’s wife and children.

(25)	Shares owned includes 750,000 shares issuable upon exercise of options.

(26)	Shares owned includes 622,727 shares issuable upon exercise of options.

(27)	Shares owned and offered includes 325,000 shares issuable upon exercise of options.

(28)	Shares owned includes 763,636 shares issuable upon exercise of options.

(29)	John P. Wold and Peter I. Wold are brothers. John S. Wold is the father of John P. and Peter I. Wold. Each disclaims beneficial ownership of the shares owned by the others.

(30)	The shares are held of record by Willbro Nominees Limited. Shares offered and owned includes 400,000 shares issuable upon exercise of warrants issued in the February 2005 private placement..

(31)
The shares are held of record by Willbro Nominees Limited. Shares offered and owned includes 200,000 shares issuable upon exercise of warrants issued in the February 2005 private placement. The selling stockholder has identified David Paterson as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

HOW THE SHARES MAY BE DISTRIBUTED

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state or the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders have been apprised that, if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to how the shares may be distributed, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, each of the selling stockholders who is a registered broker-dealer or is affiliated with a registered broker-dealer has advised us that:

•	it purchased the shares in the ordinary course of business; and
•	at the time of the purchase of the shares to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as they may be engaged in a distribution of the shares. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

PENNY STOCK

Our common stock is a "penny stock" as that term is defined in Rule 3a51-1 of the Securities and Exchange Commission because it is selling at a price below five dollars per share. In the future, if we are unable to list our common stock on NASDAQ or a national securities exchange or the per share sale price is not at least $5.00, our common stock may continue to be deemed to be a "penny stock". Penny stocks are stocks:

i.	with a price of less than five dollars per share;
ii.	that are not traded on a recognized national exchange;
▪	whose prices are not quoted on the NASDAQ automated quotation system; or
iii.	of issuers with net tangible assets equal to or less than
▪	-$2,000,000 if the issuer has been in continuous operation for at least three years; or
▪	-$5,000,000 if in continuous operation for less than three years, or
▪	of issuers with average revenues of less than $6,000,000 for the last three years.

Section 15(g) of the Exchange Act, and Rule 15g-2 of the Securities and Exchange Commission, require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 of the Securities and Exchange Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer:

i.	to obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;
ii.
to determine reasonably, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

iii.	to provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and
iv.	to receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

DESCRIPTION OF SECURITIES BEING REGISTERED

The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our articles of incorporation, as amended, and our by-laws, copies of which have been filed with the Securities and Exchange Commission.

Our authorized capital stock consist of: (i) 150,000,000 shares of stock, $.001 par value. 90,529,212 shares of common stock were issued and outstanding as of the date of this prospectus.

Our Board of Directors is empowered, without stockholder approval, to issue shares of stock in classes and series with such voting powers, designations, preferences and relative participating or other special rights and qualifications, limitations or restrictions thereof, as shall be determined from time to time by our Board of Directors

Common Stock

Shares of our common stock are entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners of our shares at meetings of our stockholders. There is no provision for cumulative voting with respect to the election of directors by the holders of common stock. Therefore, the holder of more than 50% of our shares of outstanding common stock can, if they choose to do so, elect all of our directors. In this event, the holders of the remaining shares of common stock will not be able to elect any directors.

The holders of common stock:

•	have equal rights to dividends from funds legally available therefore, when and if declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

•	do not have preemptive rights, conversion rights, or redemption of sinking fund provisions.

The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Anti-Takeover Provisions

Our Articles of Incorporation allow us to issue shares of stock without any vote or further action by our stockholders. Our Board of Directors has the authority to designate classes and series of our stock and to fix and determine the relative rights and preferences of such classes and series. As a result, our Board of Directors could authorize the issuance of a series of stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. These provisions may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock and warrants is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Richard Feiner, Esq., 381 Park Avenue South, Suite 1601, New York, New York 10016. Mr. Feiner owns options to purchase an aggregate of 200,000 shares of our common stock.

EXPERTS

Our consolidated financial statements included in this prospectus have been audited by Wolinetz, Lafazan & Company, P.C., independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement (which contains this prospectus) on Form SB-2 under the Securities Act of 1933. The registration statement relates to the shares offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us, the common stock, the debentures and the warrants. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the Registration Statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described below.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Many of our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Website at "http://www.sec.gov."

GLOSSARY

Andesites:	Rocks of volcanic origin
Caliche:	Sediment cemented by calcium carbonate near surface.
Diorite:	Igneous Rock
Dikes:	Tabular, vertical bodies of igneous rock.
Fissility:	Shattered, broken nature of rock.
Fracture Foliations:	Fracture pattern in rock, parallel orientation, resulting from pressure.

Heap Leaching:	Broken and crushed ore on a pile subjected to dissolution of metals by leach solution.
Microporphyritic Latite:	Extremely fine grained siliceous igneous rock with a distribution of larger crystals within.
Mudstone:	Sedimentary bed composed primarily of fine grained material such as clay and silt.
Mineral Deposit or Mineralized Material:

A mineralized rock mass which has been intersected by sufficient closely spaced drill holes and or underground sampling to support sufficient tonnage and average grade of metal(s) to warrant further exploration-development work. This deposit does not qualify as a commercially mineable ore body (Reserves), as prescribed under Commission standards, until a final and comprehensive economic, technical and legal feasibility study based upon the test results is concluded.

Patented Claim:	Unpatented claim that is now privately owned mineral land after a grant from the federal government.

Probable Reserves:
Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Proven Reserves:
Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth, and mineral content of reserves are well-established.

Pyritized:	Partly replaced by the mineral pyrite.
Reserve:
That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. (“Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tonnes and grade to include diluting materials and allowances for losses that might occur when the material is mined.

Reverse Circulation Drilling (or R.C. Drilling):	Type of drilling using air to recover cuttings for sampling through the middle of the drilling rods rather than the outside of the drill rods, resulting in less contamination of the sampled interval.

Sandstone Lenses And Thin Lime- stone Interbeds:	Thin beds of limestone mixed with thin beds of sandstone.
Siltstone:	A sedimentary rock composed of clay and silt sized particles.
Silicified:	Partly replaced by silica.
Sills:	Tabular, horizontal bodies of igneous rock.
Surface Mine:	Surface mining by way of an open pit without shafts or underground working.
Unpatented Claim:	Mineral land staked on public lands open to appropriation by mineral location, subject to the paramount title of the federal government and maintained by timely payment of an annual fee.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED BALANCE SHEET
April 30, 2005
(Unaudited)

ASSETS

Current Assets:
Cash and Cash Equivalents	$5,368,117
Loans Receivable -Affiliate	30,950
Prepaid Expenses	5,670
Marketable Securities	125,000
Deferred Finance Costs	100,000
Deposit	54,000
Other Current Assets	71,603
Total Current Assets	5,755,339

Property and Equipment - net	63,210

Intangibles -net	200,000

Mining Concessions	44,780

Other Assets:
Other Investments	17,715
Mining Reclamation Bonds	35,550
Security Deposits	8,435
Total Other Assets	61,700

Total Assets	$6,125,029

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$101,307
Accrued Expenses	104,315
Total Current Liabilities	205,622

Commitments and Contingencies

Stockholders' Equity:
Common Stock, Par Value $.001 Per Share;
Authorized 150,000,000 shares; Issued and
Outstanding 90,001,943 Shares	90,001
Additional Paid-In Capital	31,816,705
Deficit Accumulated in the Development Stage	(25,848,823)
Accumulated Other Comprehensive Income (Loss)	114,064
Deferred Finance Costs	(252,541)

Total Stockholders' Equity	5,919,407

Total Liabilities and Stockholders' Equity	$6,125,029

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

			For the Period
	Nine Months Ended		September 17,1982
	April 30,		(Inception) To
	2005	2004	April 30, 2005

Revenues	$-	$-	$-
Costs and Expenses:
Mine Expenses	446,459	369,242	7,258,993
Write-Down of Mining, Milling and Other
Property and Equipment	-	-	1,299,445
Selling, General and Administrative
Expenses	663,212	491,822	9,550,401
Stock Based Compensation	187,844	34,934	9,380,587
Depreciation	1,030		368,756
Total Costs and Expenses	1,298,545	895,998	27,858,182
Loss from Operations	(1,298,545)	(895,998)	(27,858,182)
Other Income (Expense):
Interest Income	16,070	3,134	769,585
Miscellaneous	11,782	6,905	44,459
Gain on Sale of Property and Equipment	-		46,116
Gain on Sale of Subsidiary	-		1,907,903
Option Payment	-		70,688
Loss on Write-Off of Investment	-		(10,000)
Loss on Joint Venture	-	(800,000)	(901,700)
Loss on Option	-		(50,000)
Loss on Other Investments	-		(3,697)
Loss on Write -Off of Minority Interest	-	(150,382)	(150,382)
Total Other Income (Expense)	27,852	(940,343)	1,722,972

Loss Before Minority Interest	(1,270,694)	(1,836,341)	(26,135,211)
Minority Interest	-	51,220	286,388
Net Loss	$(1,270,694)	$(1,785,121)	$(25,848,823)
Net Loss Per Common Share - Basic and Diluted	$(0.02)	$(0.04)
Weighted Average Common Shares Outstanding	68,992,367	50,019,933

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD AUGUST 1, 2004 TO APRIL 30, 2005
(Unaudited)

				Deficit
				Accumulated	Accumulated
			Additional	In the	Other	Deferred
	Common Stock		Paid-In	Development	Comprehensive	Finance
	Shares	Amount	Capital	Stage	Income (Loss)	Costs	Total
Balance - July 31, 2004	57,769,156	$57,769	$24,713,215	$(24,578,129)	$88,739	-	$281,594
Common Stock Issued for:
Cash:
At $.05 Per Share	250,000	250	12,250	-	-	-	12,500
At $.10 Per Share	175,000	175	17,325		-	-	17,500
At $.11 Per Share	381,763	381	41,619	-	-	-	42,000
At $.12 Per Share	2,378,493	2,379	283,041	-	-	-	285,420
At $.13 Per Share	582,307	582	75,118	-	-	-	75,700
At $.14 Per Share	35,714	36	4,964	-	-	-	5,000
At $.15 Per Share	101,333	101	15,099	-	-	-	15,200
At $.20 Per Share	25,000	25	4,975	-	-	-	5,000
Stock Based Compensation:
Services:
At $.11 Per Share	188,173	188	20,512	-	-	-	20,700
At $.12 Per Share	71,334	71	8,489	-	-	-	8,560
For Options Granted	-	-	158,584	-	-	-	158,584
Common Stock Issued
As Commission on Sales
of Common Stock:
At $.12 Per Share	193,666	194	(194)	-	-	-	-
Exercise of Options:
Cash:
At $.05 Per Share by
Related Party	400,000	400	19,600	-	-	-	20,000
At $.22 Per Share by
Others	250,000	250	54,750	-	-	-	55,000
Common Stock Issued
Pursuant to Private
Placement
At $.25 Per Share	27,200,004	27,200	6,772,800	-	-	-	6,800,000
Expenses of Offering	-	-	(637,983)	-	-		(637,983)
							7,164,776
Comprehensive Loss:
Net Loss	-	-	-	(1,270,694)	-	-	(1,270,694)
Equity Adjustment from
Foreign Currency
Translation	-	-	-	-	10,325	-	10,325
Unrealized Gain on
Marketable Securities	-	-	-	-	15,000	-	15,000
							(1,245,369)
Warrants issued in
Connection with
Financing	-	-	252,541	-	-	(252,541)	-

Balance - April 30, 2005	90,001,943	$90,001	$31,816,705	$(25,848,823)	$114,064	$(252,541)	$5,919,407

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

			For The Period
	For The		September 17, 1982
	Nine Months Ended		(Inception)
	April 30,		To
	2005	2004	April 30, 2005
Cash Flow From Operating Activities:
Net Loss	$(1,270,694)	$(1,785,121)	$(25,848,823)
Adjustments to Reconcile Net Loss to
Net Cash (Used) By Operating Activities:
Depreciation	1,030		368,756
Gain on Sale of Subsidiary			(1,907,903)
Minority Interest in Net Loss of Subsidiary	-	(51,220)	(286,388)
Write-Down of Impaired Mining, Milling and Other
Property and Equipment			1,299,445
Gain on Sale of Property and Equipment			(46,116)
Loss on Write-Off of Investment			10,000
Loss on Joint Venture		800,000	901,700
Loss on Write-Off of Minority Interest		150,382	150,382
Value of Common Stock Issued for Services	29,260	900	2,843,153
Stock Based Compensation	158,584	34,034	9,380,587
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Prepaid Expenses	2,824	(1,337)	(5,670)
(Increase) Decrease in Other Current Assets	(41,355)	2,275	(71,603)
(Increase) in Deposits	(54,000)		(54,000)
(Increase) in Security Deposits	-	(1,164)	(8,435)
Increase (Decrease) in Accounts Payable	13,221	(120,649)	93,490
Increase (Decrease) in Accrued Expenses	(11,758)	(55,596)	(18,229)

Net Cash (Used) By Operating Activities	(1,172,887)	(1,027,496)	(13,199,653)

Cash Flow From Investing Activities:
(Increase) in Other Investments	(7,825)	(10,584)	(17,715)
Purchase of Mining, Milling and Other Property and
Equipment	(64,240)		(1,769,890)
Proceeds on Sale of Mining, Milling and Other Property
and Equipment			83,638
Acquisition of Water Rights	(200,000)		(200,000)
Proceeds From Sale of Subsidiary			2,131,616
Expenses of Sale of Subsidiary			(101,159)
Advance Payments - Joint Venture			98,922
Investment in Joint Venture			(101,700)
Investment in Privately Held Company			(10,000)
Net Assets of Business Acquired (Net of Cash)			(42,130)
Investment in Marketable Securities			(50,000)
Net Cash Provided By (Used) In Investing Activities	(272,065)	(10,584)	21,582

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(Continued)
			For The Period
	For The		September 17, 1982
	Nine Months Ended		(Inception)
	April 30,		To
	2005	2004	April 30, 2005

Cash Flow From Financing Activities:
(Increase) in Loans Receivable -Affiliate	(3,102)	(3,607)	(30,950)
Increase in Loans Receivable - Others	2,065	975	-
Increase in Loans Payable - Officers			18,673
Repayment of Loans Payable - Officers			(18,673)
(Increase) in Deferred Finance Costs	(100,000)		(100,000)
Increase in Note Payable			11,218
Payments of Note Payable			(11,218)
Proceeds From Issuance of Common Stock	7,371,829	1,067,448	19,407,428
Expenses of Private Placement	(637,990)		(637,990)
Commissions on Sale of Common Stock			(5,250)
Expenses of Initial Public Offering			(408,763)
Capital Contributions - Joint Venture Subsidiary		100,156	304,564
Purchase of Certificate of Deposit - Restricted			(5,000)
(Purchase) of Mining Reclamation Bonds			(30,550)

Net Cash Provided By Financing Activities	6,632,802	1,164,972	18,493,489

Effect of Exchange Rate Changes	(28,176)	14,057	52,699

Increase In Cash and Cash Equivalents	5,159,674	140,949	5,368,117

Cash and Cash Equivalents - Beginning	208,443	246,410

Cash and Cash Equivalents - Ending	5,368,117	387,359	5,368,117

Supplemental Cash Flow Information:
Cash Paid For Interest

Cash Paid For Income Taxes	-	-	32,155

Non-Cash Financing Activities:
Issuances of Common Stock as Commissions
on Sales of Common Stock	23,240	-	440,495

Issuance of Common Stock as Payment for Mining,
Milling and Other Property and Equipment	-	-	4,500

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2005
(Unaudited)

NOTE 1 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Capital Gold Corporation and its subsidiaries, which are wholly and majority owned. All significant inter-company accounts and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of the Company’s management, the accompanying condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the condensed consolidated financial position and results of operations and cash flows for the periods presented.

Results of operations for interim periods are not necessarily indicative of the results of operations for a full year.

The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company is a development stage enterprise and has recurring losses from operations and operating cash constraints that raise substantial doubt about the Company’s ability to continue as a going concern.

NOTE 2 - Marketable Securities

The Company accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Management determines the appropriate classification of all securities at the time of purchase and re-evaluates such designation as of each balance sheet date. The Company has classified its marketable equity securities as available for sale securities and has recorded such securities at fair value. The Company uses the specific identification method to determine realized gains and losses. Unrealized holding gains and losses are excluded from earnings and, until realized, are reported as a separate component of stockholders’ equity.

Marketable securities are classified as current assets and are summarized as follows:

Marketable equity securities, at cost	$50,000
Marketable equity securities, at fair value	$125,000

NOTE 3 - Property and Equipment

Property and equipment consist of the following at April 30, 2005:

		Estimated Useful Lives
Equipment	$53,087	5 Years
Office Equipment	11,153	5 Years
Total	64,240
Less: accumulated depreciation	(1,030)
Property and Equipment, net	63,210

Depreciation expense was $1,030 for the nine months ended April 30, 2005.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2005
(Unaudited)

NOTE 4 - Stockholders' Equity

Common Stock

At various stages in the Company's development, shares of the Company's common stock have been issued at fair market value in exchange for services or property received with a corresponding charge to operations, property and equipment or additional paid-in capital depending on the nature of the services provided or property received.

During the nine months ended April 30, 2005, the Company issued 3,929,610 shares for gross proceeds of $458,319. During the nine months ended April 30, 2005 the Company issued 259,507 shares of common stock for services rendered valued at $29,260. During the nine months ended April 30, 2005 the Company issued 193,666 shares of common stock valued at $23,240 as commissions on the sale of common stock. During the nine months ended April 30, 2005 the Company granted options to purchase 550,000 shares of common stock. The Company recognized approximately $159,000 of stock based compensation relating to the options granted. Durng the nine months ended April 30, 2005 the Company issued 400,000 shares of common stock upon the exercise of options by a related party for proceeds of $20,000. During the nine months ended April 30, 2005 the Company also issued 250,000 shares of common stock upon the exercise of options for proceeds of $55,000.

Pursuant to a private placement that closed in February 2005 we issued 27,200,004 shares of our common stock and warrants to purchase an aggregate of up to 27,200,004 shares of our common stock for an aggregate gross purchase price of approximately $6.8 million and we received approximately $6.1 million in net proceeds. The Warrant issued to each purchaser is exercisable for one share of our common stock, at an exercise price equal to $.30 per share. Each Warrant has a term of two years and is fully exercisable from the date of issuance. We issued to the placement agent two year warrants to purchase up to 2,702,000 shares of our common stock at an exercise price of $.25 per share. Such placement agent warrants are valued at approximately $414,000 using the Black-Scholes option pricing method.

Pursuant to our agreement with the investors, we filed with the Securities and Exchange Commission a registration statement covering resales of the foregoing shares and shares issuable upon the exercise of the foregoing warrants (collectively, the "registrable shares"). We also agreed to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier of the date on which the selling stockholders may resell all the registrable shares covered by the registration statement without volume restrictions pursuant to Rule 144(k) under the Securities Act or any successor rule of similar effect and the date on which the selling stockholders have sold all the shares covered by the registration statement.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2005
(Unaudited)

NOTE 4 - Stockholders' Equity (Continued)

In addition, we agreed to have our common stock listed for trading on the Toronto Stock Exchange or the TSX Venture Exchange.

If our common stock is not listed for trading on the Toronto Stock Exchange or the TSX Venture Exchange or the registration statement is not declared effective by the SEC within 180 days after February 8, 2005, then we will be required to issue to these selling stockholders an additional number of shares of our common stock that is equal to 20% of the number of shares acquired by them in the private placement. In addition, if the registration statement is not declared effective by the SEC within 180 days after February 8, 2005 or, after the registration statement is declared effective by the SEC, subject to certain exceptions, sales of all shares so registered cannot be made pursuant to the registration statement, then we will be required to pay to these selling stockholders in cash or, at our option in shares, their pro rata share of 0.0833% of the aggregate market value of the registrable shares held by these selling stockholders for each month thereafter until the registration statement is declared effective or sales of the registrable shares can again be made pursuant to the registration statement, as the case may be.

NOTE 4 - Other Comprehensive Income (Loss) - Supplemental Non-Cash Investing Activities

Other comprehensive income (loss) consists of accumulated foreign translation gains and losses and unrealized gains on available-for-sale securities and is summarized as follows:

Balance - July 31, 2004	$88,739
Equity Adjustments from Foreign
Currency Translation	10,325
Unrealized Gains on Available-for-
Sale Securities	15,000

Balance - April 30, 2005	$114,064

NOTE 5 - Project Finance Facility

On February 2, 2005, we mandated Standard Bank London Limited as the exclusive arranger of a project finance facility of up to US$10 million for our El Chanate gold mining project and associated hedging. We anticipate that Standard Bank will administer the loan and the hedging throughout the construction and operational phases of the project.

Although the specific terms of the proposed financing are subject to alteration, we anticipate, among other things, that the loan would mature in five years after the initial draw and bear interest at a rate linked to the 1,2,3 or 6 month Libor rate. The loan would be secured by our assets and supported by our guarantee. In addition, we will be required to deposit all cash proceeds we receive from operations and other sources in an off-shore account. Absent default by us under the finance documents, we may use funds from this account for specific purposes such as approved operating costs.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2005
(Unaudited)

NOTE 5 - Project Finance Facility (Continued)

budgeted capital expenditures, hedging costs and funds payable to Standard Bank under the finance documents. We would be required to meet and maintain certain financial covenants and we would be required to conform to certain negative covenants such as restrictions on sale of assets. We also would be required to enter into a gold price protection program that mitigates the gold price risk by purchasing price protection in a manner satisfactory to the lender.

As required by the mandate, we issued to Standard Bank 1,000,000 common stock purchase warrants recognizing deferred finance costs of $252,541 (shown as contra equity) and paid an initial cash fee of $100,000 currently being carried as deferred finance costs, subject to the completion of the financing. Such warrants have been valued at approximately $253,000 using the Black-Scholes option pricing model and will be reflected as deferred financing costs as a reduction of stockholders' equity on the Company's balance sheet. Such costs will be amortized to operations over the life of the debt and in the event the transaction with Standard Bank is not consummated, such costs will be charged to operations immediately. The initial cash fee of $100,000 will be recorded as prepaid debt issuance costs on the Company's balance sheet. Such costs will be amortized to operations over the life of the debt and in the event the transaction with Standard Bank is not consummated, such costs will be charged to operations immediately. If Standard Bank determines to proceed with the funding, we will be required to pay certain additional fees of $300,000 and issue to Standard Bank an additional 14,600,000 common stock purchase warrants.

Per our arrangement with Standard Bank, the shares issuable upon exercise of the 1,000,000 common stock purchase warrants have been included in the registration statement (discussed above in "February 2005 Private Placement") filed with the Securities and Exchange Commission covering their public resale. We also will be required to so register the shares issuable upon exercise of the additional 14,600,000 warrants if and when these warrants are issued. The warrants may be exercised at a price equivalent to the lower of a) $.32 per share and b) the Company's common share price at the closing date, but in no case less than $.30 per share.

This mandate is not a commitment to provide the funding. Funding is subject to satisfactory completion of due diligence, approvals from Standards Bank's credit committee and execution of definitive documentation.

NOTE 6 - Water Rights

The Company acquired certain water concessions at a cost of $200,000.

NOTE 7 - Deposits

The Company paid $54,000 toward the cost of acquiring certain real property. The total cost is approximately $105,000.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2005
(Unaudited)

Note 8 - Subsequent Events

We acquired the right to 81 Hectares of land in connection with the acquisition of the water well.

We acquired a water concession.

The Company acquired an additional mining concession - El Charro. El Charro lies within the current El Chanate property boundaries.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
Capital Gold Corporation
New York, New York

We have audited the accompanying consolidated balance sheet of Capital Gold Corporation and Subsidiaries (A Development Stage Enterprise) (“the Company”) as of July 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended July 31, 2004 and for the period September 17, 1982 (Inception) to July 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Gold Corporation and Subsidiaries as of July 31, 2004 and the consolidated results of their operations and cash flows for each of the two years in the period ended July 31, 2004 and for the period September 17, 1982 (Inception) to July 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is a development stage enterprise whose operations have generated recurring losses and cash flow deficiencies from its inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
October 22, 2004

CAPITAL GOLD CORPORAITON
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED BALANCE SHEET
JULY 31, 2004

ASSETS

Current Assets:
Cash and Cash Equivalents	$208,443
Loans Receivable -Affiliate	27,848
Loans Receivable - Others	2,065
Prepaid Expenses	8,494
Marketable Securities	110,000
Other Current Assets	30,248
Total Current Assets	387,098

Mining Concessions	44,780

Other Assets:
Other Investments	9,890
Mining Reclamation Bonds	35,550
Security Deposits	8,435
Total Other Assets	53,875

Total Assets	$485,753

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$88,086
Accrued Expenses	116,073
Total Current Liabilities	204,159

Commitments and Contingencies

Stockholders' Equity:
Common Stock, Par Value $.001 Per Share;
Authorized 150,000,000 shares; Issued and
Outstanding 57,769,156 Shares	57,769
Additional Paid-In Capital	24,713,215
Deficit Accumulated in the Development Stage	(24,578,129)
Accumulated Other Comprehensive Income (Loss)	88,739
Total Stockholders' Equity	281,594

Total Liabilities and Stockholders' Equity	$485,753

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF OPERATIONS

			For The Period
			September 17,1982
	For The Year Ended		(Inception)
	July 31,		To
	2004	2003	July 31, 2004
Revenues	$--	$--	$--

Costs and Expenses:
Mine Expenses	673,050	1,028,899	6,812,534
Write-Down of Mining, Milling and Other Property and
Equipment	300,000	--	1,299,445
Selling, General and Administrative Expenses	687,722	770,629	8,857,929
Stock Based Compensation	379,033	288,623	9,222,003
Depreciation	--	--	367,726

Total Costs and Expenses	2,039,805	2,088,151	26,559,637

Loss From Operations	(2,039,805)	(2,088,151)	(26,559,637)

Other Income (Expense):
Interest Income	4,074	31,864	753,515
Miscellaneous	--	6,401	32,677
Gain on Sale of Property and Equipment	--	--	46,116
Gain on Sale of Subsidiary	--	--	1,907,903
Option Payment	--	--	70,688
Loss on Write-Off of Investment	--	--	(10,000)
Loss on Joint Venture	(800,000)	--	(901,700)
Loss on Option	--	(50,000)	(50,000)
Loss on Other Investments	(3,697)	--	(3,697)
Loss on Write-Off of Minority Interest	(150,382)	--	(150,382)

Total Other Income (Expense)	(950,005)	(11,735)	1,695,120

Loss Before Minority Interest	(2,989,810)	(2,099,886)	(24,864,517)

Minority Interest	51,220	180,625	286,388

Net Loss	$(2,938,590)	$(1,919,261)	$(24,578,129)

Net Loss Per Common Share - Basic and Diluted	$(.06)	$(.05)

Weighted Average Common Shares Outstanding	51,584,715	41,892,989

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated
			Additional	In The
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Balance
September 17, 1982
(Inception)	-0-	$-0-	$-0-	$-0-	$-0-

Initial Cash
Officers - At $.001 Per Share	1,575,000	1,575	--	--	1,575

Other Investors -
At $.001 Per Share	1,045,000	1,045	--	--	1,045

Initial - Mining Claims -	--
Officer - At $.002 Per Share	875,000	875	759	--	1,634

Common Stock Issued For:
Cash At $.50 Per Share	300,000	300	149,700	--	150,000

Net Loss	--	--	--	(8,486)	(8,486)

Balance - July 31, 1983	3,795,000	3,795	150,459	(8,486)	145,768

Common Stock Issued For:
Cash Pursuant to Initial Offering
At $1.50 Per Share, Net of
Offering Costs of $408,763	1,754,741	1,755	2,221,594	--	2,223,349

Net Income	--	--	--	48,890	48,890

Balance - July 31, 1984	5,549,741	5,550	2,372,053	40,404	2,418,007

Net Income	--	--	--	18,486	18,486

Balance - July 31, 1985	5,549,741	5,550	2,372,053	58,890	2,436,493

Common Stock Issued For:
Mineral Lease At $1.00 Per Share	100	--	100	--	100

Net Income	--	--	--	4,597	4,597

Balance - July 31, 1986	5,549,841	5,550	2,372,153	63,487	2,441,190
The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated
			Additional	In The
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total

Net Loss	--	$--	$--	$(187,773)	$(187,773)

Balance - July 31, 1987	5,549,841	5,550	2,372,153	(124,286)	2,253,417

Common Stock Issued For:
Services Rendered At
$1.00 Per Share	92,000	92	91,908	--	92,000

Net Loss	--	--	--	(328,842)	(328,842)

Balance - July 31, 1988	5,641,841	5,642	2,464,061	(453,128)	2,016,575

Net Loss	--	--	--	(379,852)	(379,852)

Balance - July 31, 1989	5,641,841	5,642	2,464,061	(832,980)	1,636,723

Common Stock Issued For:
Cash:
At $.70 Per Share	269,060	269	194,219	--	194,488
At $.50 Per Share	387,033	387	199,443	--	199,830
Services:
At $.50 Per Share	68,282	68	34,073	--	34,141
Commissions:
At $.70 Per Share	15,000	15	(15)	--	--

Commissions Paid	--	--	(2,100)	--	(2,100)

Net Loss	--	--	--	(529,676)	(529,676)

Balance - July 31, 1990	6,381,216	6,381	2,889,681	(1,362,656)	1,533,406

Common Stock Issued For:
Cash At $.60 Per Share	318,400	319	180,954	--	181,273

Net Loss	--	--	--	(356,874)	(356,874)

Balance - July 31, 1991	6,699,616	6,700	3,070,635	(1,719,530)	1,357,805

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated
			Additional	In The
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $.30 Per Share	114,917	$115	$34,303	$--	$34,418
At $.50 Per Share	2,000	2	998	--	1,000
At $.60 Per Share	22,867	23	13,698	--	13,721
At $.70 Per Share	10,000	10	6,990	--	7,000
At $.80 Per Share	6,250	6	4,994	--	5,000
At $.90 Per Share	5,444	5	4,895	--	4,900
Services:
At $.32 Per Share	39,360	39	12,561	--	12,600
At $.50 Per Share	92,353	93	46,084	--	46,177
Exercise of Options:
At $.50 Per Share By
Related Party	100,000	100	49,900	--	50,000

Net Loss	--	--	--	(307,477)	(307,477)

Balance - July 31, 1992	7,092,807	7,093	3,245,058	(2,027,007)	1,225,144

Common Stock Issued For:
Cash:
At $.30 Per Share	176,057	$176	$51,503	$--	$51,679
At $.50 Per Share	140,000	140	69,964	--	70,104
At $.60 Per Share	10,000	10	5,990	--	6,000
At $.70 Per Share	17,000	17	11,983	--	12,000
At $1.00 Per Share	50,000	50	49,950	--	50,000
Services:
At $.50 Per Share	495,556	496	272,504	--	273,000
Commissions:
At $.50 Per Share	20,220	20	(20)	--	--

Commissions Paid	--	--	(1,500)	--	(1,500)

Net Loss	--	--	--	(626,958)	(626,958)

Balance - July 31, 1993	8,001,640	8,002	3,705,432	(2,653,965)	1,059,469

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated
			Additional	In The
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $.30 Per Share	249,330	$150	$43,489	$--	$43,639
At $.50 Per Share	377,205	377	189,894	--	190,271
Services:
At $.30 Per Share	500,000	500	149,500	--	150,000
At $.50 Per Share	130,000	130	71,287	--	71,417
At $.50 Per Share
By Related Party	56,000	156	77,844	--	78,000
At $.70 Per Share	4,743	4	3,316	--	3,320
Exercise of Options For Services:
At $.50 Per Share	35,000	35	17,465	--	17,500
At $.50 Per Share
By Related Party	150,000	150	74,850	--	75,000

Net Loss	--	--	--	(665,909)	(665,909)
Balance - July 31, 1994	9,503,918	9,504	4,333,077	(3,319,874)	1,022,707

Common Stock Issued For:
Cash:
At $.30 Per Share	150,000	$150	$49,856	$--	$50,006
At $.40 Per Share	288,200	288	115,215	--	115,503
At $.50 Per Share	269,611	270	132,831	--	133,101
At $.60 Per Share	120,834	121	72,379	--	72,500
At $.70 Per Share	23,000	23	16,077	--	16,100
Services:
At $.40 Per Share	145,000	145	60,755	--	60,900
At $.50 Per Share	75,000	75	34,925	--	35,000
Exercise of Options For:
Cash:
At $.50 Per Share
By Related Party	350,000	350	174,650	--	175,000
Services:
At $.50 Per Share	35,000	35	17,465	--	17,500

Commissions Paid	--	--	(1,650)	--	(1,650)

Net Loss	--	--	--	(426,803)	(426,803)

Balance - July 31, 1995	10,960,563	10,961	5,005,580	(3,746,677)	1,269,864

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated
			Additional	In The
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $.40 Per Share	75,972	$76	$30,274	$--	$30,350
At $.50 Per Share	550,423	550	270,074	--	270,624
At $.60 Per Share	146,773	147	87,853		88,000
At $.70 Per Share	55,722	56	38,949		39,005
At $.80 Per Share	110,100	110	87,890		88,000

Services:
At $.40 Per Share	104,150	104	38,296	--	38,400
At $.50 Per Share	42,010	42	20,963	--	21,005
At $.60 Per Share	4,600	5	2,755		2,760
At $.70 Per Share	154,393	155	107,920		108,075

Commissions:
At $.35 Per Share	23,428	23	(23)
At $.50 Per Share	50,545	50	(50)
At $.60 Per Share	2,000	2	(2)
At $.70 Per Share	12,036	12	(12)

Exercise of Options:
Cash:
At $.35 Per Share
By Related Party	19,571	20	6,830		6,850

Services:
At $.35 Per Share
By Related Party	200,429	200	69,950	--	70,150
At $.50 Per Share	95,000	95	47,405	--	47,500

Compensation Portion of
Options	--	--	261,500	--	261,500

Net Loss	--	--	--	(956,043)	(956,043)

Balance - July 31, 1996	12,607,715	12,608	6,076,152	(4,702,720)	1,386,040

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated
			Additional	In The
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $.35 Per Share	50,000	$50	$17,450	$--	$17,500
At $.40 Per Share	323,983	324	128,471	--	128,795
At $.50 Per Share	763,881	762	381,174	--	381,936
At $.60 Per Share	16,667	17	9,983	--	10,000
At $.70 Per Share	7,143	7	4,993	--	5,000
At $.80 Per Share	28,750	29	22,971	--	23,000

Services:
At $.50 Per Share	295,884	296	147,646	--	147,942

Commissions:
At $.35 Per Share	44,614	45	(45)
At $.40 Per Share	41,993	42	(42)
At $.50 Per Share	37,936	38	(38)

Expense:
At $.35 Per Share	8,888	9	3,099		3,108
At $.40 Per Share	9,645	10	3,848		3,858

Property and Equipment
At $.60 Per Share	7,500	8	4,492		4,500

Exercise of Options
Services:
At $.35 Per Share
By Related Party	136,301	136	47,569		47,705

Net Loss	--	--	--	(805,496)	(805,496)

Balance - July 31, 1997	14,380,900	14,381	6,847,723	(5,508,216)	1,353,888

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated
			Additional	In The
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $.20 Per Share	10,000	$10	$1,990	$--	$2,000
At $.25 Per Share	100,000	100	24,900	--	25,000
At $.27 Per Share	45,516	46	12,244	--	12,290
At $.28 Per Share	150,910	151	41,349	--	41,500
At $.30 Per Share	60,333	60	18,040	--	18,100
At $.31 Per Share	9,677	10	2,990	--	3,000
At $.32 Per Share	86,750	87	27,673	--	27,760
At $.33 Per Share	125,364	125	41,245	--	41,370
At $.35 Per Share	75,144	75	26,225	--	26,300
At $.38 Per Share	49,048	49	18,311	--	18,360
At $.40 Per Share	267,500	268	106,732	--	107,000
At $.45 Per Share	65,333	65	29,335	--	29,400
At $.50 Per Share	611,184	610	304,907	--	305,517

Services:
At $.23 Per Share	48,609	49	11,131	--	11,180

Exercise of Options:
Services:
At $.22 Per Share	82,436	82	18,054	--	18,136
At $.35 Per Share	183,846	184	64,162	--	64,346

Compensation:
At $.22 Per Share	105,000	105	22,995	--	23,100
At $.35 Per Share	25,000	25	8,725	--	8,750

Commissions:
At $.22 Per Share	67,564	68	(68)	--
At $.35 Per Share	291,028	291	(291)	--

Net Loss	--	--	--	(807,181)	(807,181)

Balance - July 31, 1998	16,841,142	16,841	7,628,372	(6,315,397)	1,329,816

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated
			Additional	In The
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $0.20 Per Share	12,500	$13	$2,487	$--	$2,500
At $0.22 Per Share	45,454	45	9,955	--	10,000
At $0.25 Per Share	248,788	249	61,948	--	62,197
At $0.27 Per Share	132,456	132	35,631	--	35,763
At $0.28 Per Share	107,000	107	30,493	--	30,600
At $0.29 Per Share	20,000	20	5,780	--	5,800
At $0.30 Per Share	49,333	49	14,751	--	14,800
At $0.32 Per Share	152,725	153	48,719	--	48,872
At $0.33 Per Share	149,396	149	49,151	--	49,300
At $0.35 Per Share	538,427	538	187,912	--	188,450
At $0.40 Per Share	17,000	17	6,783	--	6,800
At $0.50 Per Share	53,000	53	26,447	--	26,500
At $0.55 Per Share	6,000	6	3,294	--	3,300
At $0.65 Per Share	33,846	34	21,966	--	22,000
At $0.68 Per Share	13,235	13	8,987	--	9,000
At $0.70 Per Share	153,572	154	107,346	--	107,500
At $0.90 Per Share	57,777	58	51,942	--	52,000
At $1.00 Per Share	50,000	50	49,950	--	50,000
At $1.10 Per Share	150,000	150	164,850	--	165,000

Expenses:
At $0.21 Per Share	37,376	37	7,812	--	7,849
At $0.30 Per Share	19,450	19	5,816	--	5,835
At $0.36 Per Share	34,722	35	12,465	--	12,500

Commission:
At $0.21 Per Share	158,426	158	(158)	--	--
At $0.25 Per Share	28,244	28	(28)	--	--
At $0.30 Per Share	132,759	133	(133)	--	--
At $0.35 Per Share	40,000	40	(40)	--	--

Services:	95,238	95	19,905	--	20,000
At $0.25 Per Share	17,000	17	4,233	--	4,250
At $0.30 Per Share	145,941	146	43,636	--	43,782
At $0.50 Per Share	71,808	72	35,832	--	35,904

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated
			Additional	In The
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Compensation portion of Cash
Issuances	--	$--	$618,231	$--	$618,231

Compensation Portion of
Options	--	--	304,900	--	304,900

Exercise of Options:
Cash
At $0.10 Per Share	510,000	510	50,490	--	51,000

Services:
At $0.70 Per Share	100,000	100	69,900	--	70,000

Net Loss	--	--	--	(1,964,447)	(1,964,447)

Balance - July 31, 1999	20,222,615	20,221	9,689,625	(8,279,844)	1,430,002

Common Stock Issued For:
Cash:
At $.18 Per Share	27,778	28	4,972	--	5,000
At $.20 Per Share	482,500	483	96,017	--	96,500
At $.21 Per Share	47,500	47	9,953	--	10,000
At $.22 Per Share	844,821	845	185,012	--	185,857
At $.30 Per Share	100,000	100	29,900	--	30,000
At $.35 Per Share	280,000	280	97,720	--	98,000
At $.37 Per Share	56,000	56	19,944	--	20,000
At $.38 Per Share	100,000	100	37,900	--	38,000
At $.40 Per Share	620,000	620	247,380	--	248,000
At $.42 Per Share	47,715	48	19,952	--	20,000
At $.45 Per Share	182,445	182	81,918	--	82,100
At $.50 Per Share	313,000	313	156,187	--	156,500
At $.55 Per Share	122,778	123	67,377	--	67,500
At $.58 Per Share	12,069	12	6,988	--	7,000

Expenses:
At $.20 Per Share	4,167	4	829	--	833
At $.22 Per Share	46,091	46	10,094	--	10,140

Compensation Portion	--	--	94,430	--	94,430

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated
			Additional	In The
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Exercise of Options:
Services:
At $.25 Per Share	30,000	$30	$7,470	$--	$7,500
At $.40 Per Share	95,000	95	37,905	--	38,000
At $.50 Per Share	25,958	26	12,954	--	12,980

Commissions:
At $.20 Per Share	26,750	27	(27)	--	--
At $.22 Per Share	86,909	87	(87)	--	--

Exercise of Options:
Cash:
At $.10 Per Share	100,000	100	9,900	--	10,000

Exercise of Options:
Services:
At $.22 Per Share	150,000	150	32,850	--	33,000

Stock Based Compensation	--	--	221,585	--	221,585

Net Loss	--	--	--	(1,530,020)	(1,530,020)

Balance - July 31, 2000
(Unconsolidated)	24,024,096	24,023	11,178,748	(9,809,864)	1,392,907

Common Stock Issued For:
Cash:
At $.15 Per Share	120,000	120	17,880	--	18,000
At $.17 Per Share	80,000	80	13,520	--	13,600
At $.18 Per Share	249,111	249	44,591	--	44,840
At $.19 Per Share	70,789	71	13,379	--	13,450
At $.20 Per Share	1,322,500	1,323	261,677	--	263,000
At $.21 Per Share	33,810	34	7,066	--	7,100
At $.22 Per Share	2,472,591	2,473	541,497	--	543,970
At $.23 Per Share	65,239	65	14,935	--	15,000
At $.24 Per Share	123,337	123	29,477	--	29,600
At $.25 Per Share	610,400	611	151,884	--	152,495
At $.26 Per Share	625,769	626	162,074	--	162,700
At $.27 Per Share	314,850	315	84,695	--	85,010
At $.28 Per Share	7,143	7	1,993	--	2,000
At $.30 Per Share	33,333	33	9,967	--	10,000
At $.35 Per Share	271,429	272	94,728	--	95,000
At $.38 Per Share	453,158	453	169,547	--	170,000
At $.40 Per Share	300,000	300	119,700	--	120,000
At $.50 Per Share	10,000	10	4,990	--	5,000
The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated	Accumulated
			Additional	In The	Other
	Common Stock		Paid-In	Development	Comprehensive
	Shares	Amount	Capital	Stage	Income (Loss)	Total
Compensation Portion:	--	$--	$24,000	$--	$--	$24,000

Expenses:
At $.27 Per Share	30,000	30	8,070	--	--	8,100

Services:
At $0.20 Per Share	33,850	34	6,736	--	--	6,770
At $0.23 Per Share	15,000	15	3,435	--	--	3,450
At $0.11 Per Share	87,272	87	9,513	--	--	9,600
At $0.34 Per Share	50,000	50	16,950	--	--	17,000

Compensation Portion:	--	--	21,777	--	--	21,777

Commission:
At $0.11 Per Share	266,500	267	(267)	--	--	--
At $0.20 Per Share	26,150	26	(26)	--	--	--
At $0.22 Per Share	15,000	15	(15)	--	--	--

Compensation Portion:	--	--	36,595	--	--	36,595

Exercise of Options:
Cash:
At $0.02 Per Share By
Related Party	225,000	225	4,725	--	--	4,950
At $0.10 Per Share	200,000	200	19,800	--	--	20,000

Expenses:
At $0.02 Per Share By
Related Party	53,270	53	1,120	--	--	1,173

Compensation Portion:	--	--	25,463	--	--	25,463

Commission:
At $0.02 Per Share	350,000	350	(350)	--	--	--

Compensation Portion:	--	--	132,300	--	--	132,300

Commission:
At $0.05 Per Share	1,000,000	1,000	(1,000)	--	--	--

Compensation Portion:	--	--	400,000	--	--	400,000

Stock Based Compensation	--	--	7,002,500	--	--	7,002,500

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated	Accumulated
			Additional	In The	Other
	Common Stock		Paid-In	Development	Comprehensive
	Shares	Amount	Capital	Stage	Income (Loss)	Total
Comprehensive Loss:
Net Loss	--	--	--	(9,418,266)	--	(9,418,266)
Equity Adjustment from
Foreign Currency
Translation	--	--	--	--	(493)	(493)
Total Comprehensive
Loss	--	--	--	--	--	(9,418,759)
Balance - July 31, 2001	33,539,597	33,540	20,633,674	(19,228,130)	(493)	1,438,591
Common Stock Issued
For:
Cash:
At $.022 Per Share	1,400,976	1,401	29,420	--	--	30,821
At $.08 Per Share	250,000	250	19,750	--	--	20,000
At $.10 Per Share	980,000	980	97,020	--	--	98,000
At $.11 Per Share	145,456	145	15,855	--	--	16,000
At $.115 Per Share	478,260	478	54,522	--	--	55,000
At $.12 Per Share	500,000	500	59,500	--	--	60,000
At $.125 Per Share	40,000	40	4,960	--	--	5,000
At $.14 Per Share	44,000	44	6,116	--	--	6,160
At $.15 Per Share	383,667	384	57,166	--	--	57,550
At $.18 Per Share	25,000	25	4,475	--	--	4,500
Commissions:
At $.115 Per Share	69,565	70	(70)	--	--	--
At $.22 Per Share	100,000	100	(100)	--	--	--
At $.08 Per Share	20,625	21	(21)	--	--	--
At $.14-$.22 Per Share	282,475	282	(282)	--	--	--
Services:
At $.10 Per Share	35,950	36	3,559	--	--	3,595
Exercise of Options:
Non Cash:
At $.022 Per Share by
Related Party:	227,273	227	4,773	--	--	5,000
Exercise of Options:
Cash:
At $.022 Per Share by
Related Parties	909,092	909	19,091	--	--	20,000
At $.022 Per Share by
Others	1,205,929	1,206	25,325	--	--	26,531

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated	Accumulated
			Additional	In The	Other
	Common Stock		Paid-In	Development	Comprehensive
	Shares	Amount	Capital	Stage	Income (Loss)	Total
Additional Paid-In Capital
Arising From Investment
In Joint Venture Subsidiary
by Minority Interest	--	--	51,934	--	--	51,934

Stock Based Compensation	--	--	222,338	--	--	222,338

Comprehensive Loss:
Net Loss	--	--	--	(492,148)	--	(492,148)

Equity Adjustment from
Foreign Currency
Translation	--	--	--	--	(6,753)	(6,753)

Total Comprehensive
Loss	--	--	--	--	--	(498,901)

Balance - July 31, 2002	40,637,865	40,638	21,309,005	(19,720,278)	(7,246)	1,622,119

Common Stock Issued for:
Cash:
At $.022 Per Share	250,000	250	5,250	--	--	5,500
At $.10 Per Share	50,000	50	4,950	--	--	5,000
At $.12 Per Share	1,250,000	1,250	148,750	--	--	150,000
At $.14 Per Share	235,714	236	32,764	--	--	33,000
At $.15 Per Share	1,016,865	1,017	151,513	--	--	152,530

Exercise of Options:
Cash:
At $.022 Per Share by
Related Party	922,727	923	19,377	--	--	20,300
At $.05 Per Share by
Related Party	200,000	200	9,800	--	--	10,000
At $.05 Per Share by
Others	100,000	100	4,900	--	--	5,000

Services:
At $4.00 Per Share	14,363	13	57,378	--	--	57,391

Additional Paid-In Capital
Arising from Investment
In Joint Venture Subsidiary
By Minority Interest	--	--	159,919	--	--	159,919

Stock Based
Compensation	--	--	288,623	--	--	288,623

Comprehensive Loss:
Net Loss	--	--	--	(1,919,261)	--	(1,919,261)

Equity Adjustment from
Foreign Currency
Translation	--	--	--	--	60,879	60,879

Total Comprehensive
Loss	--	--	--	--	--	(1,858,382)

Balance - July 31, 2003	44,677,534	44,677	22,192,229	(21,639,539)	53,633	651,000

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2004

				Deficit
				Accumulated	Accumulated
			Additional	In The	Other
	Common Stock		Paid-In	Development	Comprehensive
	Shares	Amount	Capital	Stage	Income (Loss)	Total
Common Stock Issued for:
Cash:
At $.05 Per Share	150,000	150	7,350	--	--	7,500
At $.11 Per Share	245,455	245	26,755	--	--	27,000
At $.12 Per Share	5,929,565	5,929	705,318	--	--	711,247
At $.13 Per Share	349,691	350	45,110	--	--	45,460
At $.14 Per Share	346,284	346	48,133	--	--	48,479
At $.15 Per Share	368,665	369	54,931	--	--	55,300
At $.16 Per Share	593,750	594	94,406	--	--	95,000
At $.17 Per Share	145,000	145	24,505	--	--	24,650
At $.18 Per Share	55,554	56	9,944	--	--	10,000
At $.20 Per Share	365,000	365	72,635	--	--	73,000
At $.23 Per Share	45,439	45	10,405	--	--	10,450
At $.24 Per Share	74,166	74	17,726	--	--	17,800
At $.25 Per Share	80,000	80	19,920	--	--	20,000

Exercise of Options:
Cash:
At $.02 Per Share by
Related Party	250,000	250	5,250	--	--	5,500
At $.05 Per Share by
Related Party	1,415,000	1,415	69,338	--	--	70,753
At $.12 Per Share by
Related Party	97,826	98	11,152	--	--	11,250
At $.02 Per Share by
Related Party	272,727	273	5,327	--	--	5,600
At $.05 Per Share by
Related Party	300,000	300	14,700	--	--	15,000

Services:
At $.12 Per Share	7,500	8	892	--	--	900

Additional Paid-In Capital
Arising from Investment
In Joint Venture Subsidiary
By Minority Interest	--	--	100,156	--	--	100,156

Stock Based Compensation:
Related Parties	--	--	314,000	--	--	314,000
Other	--	--	65,033	--	--	65,033

Common Stock Issued
In Connection with
Termination of Joint
Venture	2,000,000	2,000	798,000	--	--	800,000

Comprehensive Loss:
Net Loss	--	--	--	(2,938,590)	--	(2,938,590)

Equity Adjustment from
Foreign Currency
Translation	--	--	--	--	(24,894)	(24,894)

Unrealized Gain on
Marketable Securities	--	--	--	--	60,000	60,000

Total Comprehensive
Loss	--	--	--	--	--	(2,903,484)

Balance - July 31, 2004	57,769,156	$57,769	$24,713,215	$(24,578,129)	$88,739	$281,594

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CASH FLOWS

			For The Period
			September 17, 1982
	For The Year Ended		(Inception)
	July 31,		To
	2004	2003	July 31, 2004
Cash Flow From Operating Activities:
Net Loss	$(2,938,590)	$(1,919,261)	$(24,578,129)
Adjustments to Reconcile Net Loss to
Net Cash (Used) By Operating Activities:
Depreciation	--	--	367,726
Gain on Sale of Subsidiary	--	--	(1,907,903)
Minority Interest in Net Loss of Subsidiary	(51,220)	(180,625)	(286,388)
Write-Down of Impaired Mining, Milling and Other
Property and Equipment	300,000	--	1,299,445
Gain on Sale of Property and Equipment	--	--	(46,116)
Loss on Write-Off of Investment	--	--	10,000
Loss on Joint Venture	800,000	--	901,700
Loss on Write-Off of Minority Interest	150,382	--	150,382
Value of Common Stock Issued for Services	900	57,391	2,813,893
Stock Based Compensation	379,033	288,623	9,222,003
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Prepaid Expenses	1,533	(10,027)	(8,494)
(Increase) in Other Current Assets	(15,270)	(11,654)	(30,248)
(Increase) in Security Deposits	--	--	(8,435)
Increase (Decrease) in Accounts Payable	(43,941)	(51,015)	80,269
(Decrease) in Accrued Expenses	(6,199)	(62,781)	(6,471)

Net Cash (Used) By Operating Activities	(1,423,372)	(1,889,349)	(12,026,766)

Cash Flow From Investing Activities:
(Increase) Decrease in Other Investments	2,992	(12,882)	(9,890)
Purchase of Mining, Milling and Other Property and
Equipment	--	--	(1,705,650)
Proceeds on Sale of Mining, Milling and Other Property
and Equipment	--	--	83,638
Proceeds From Sale of Subsidiary	--	1,492,131	2,131,616
Expenses of Sale of Subsidiary	--	--	(101,159)
Advance Payments - Joint Venture	--	--	98,922
Investment in Joint Venture	--	--	(101,700)
Investment in Privately Held Company	--	--	(10,000)
Net Assets of Business Acquired (Net of Cash)	--	--	(42,130)
Investment in Marketable Securities	--	(50,000)	(50,000)

Net Cash Provided By Investing Activities	2,992	1,429,249	293,647

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Continued)

			For The Period
			September 17, 1982
	For The Year Ended		(Inception)
	July 31,		To
	2004	2003	July 31, 2004
Cash Flow From Financing Activities:
(Increase) in Loans Receivable -Affiliate	$(7,668)	$(20,180)	$(27,848)
Increase (Decrease) in Loans Receivable - Others	16,300	(3,365)	(2,065)
Increase in Loans Payable - Officers	--	--	18,673
Repayment of Loans Payable - Officers	--	--	(18,673)
Increase in Note Payable	--	--	11,218
Payments of Note Payable	--	--	(11,218)
Proceeds From Issuance of Common Stock	1,253,988	381,330	12,035,599
Commissions on Sale of Common Stock	--	--	(5,250)
Expenses of Initial Public Offering	--	--	(408,763)
Capital Contributions - Joint Venture Subsidiary	100,156	130,216	304,564
Purchase of Certificate of Deposit - Restricted	--	--	(5,000)
(Purchase) Sale of Mining Reclamation Bonds	--	6,600	(30,550)

Net Cash Provided By Financing Activities	1,362,776	494,601	11,860,687

Effect of Exchange Rate Changes	19,637	62,476	80,875
Increase (Decrease) In Cash and Cash Equivalents	(37,967)	96,977	208,443

Cash and Cash Equivalents - Beginning	246,410	149,433	--

Cash and Cash Equivalents - Ending	$208,443	$246,410	$208,443

Supplemental Cash Flow Information:
Cash Paid For Interest	$--	$--	--

Cash Paid For Income Taxes	$4,095	$2,433	$32,155

Non-Cash Financing Activities:
Issuances of Common Stock as Commissions
on Sales of Common Stock	$--	$--	$440,495

Issuance of Common Stock as Payment for Mining,
Milling and Other Property and Equipment	$--	$--	$4,500

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 1 -    Organization and Basis of Presentation

Leadville Mining and Milling Corp. (“Leadville”, “the Company”, “we” or “us”) was incorporated in February 1982 in the State of Nevada. During March 2003 the Company’s stockholders approved an amendment to the Articles of Incorporation to change its name from Leadville Mining and Milling Corp. to Capital Gold Corporation. The Company owns rights to property located in the California Mining District, Lake County, Colorado and in the State of Sonora, Mexico and is engaged in the exploration for gold and other minerals from its properties. Substantially all of the Company’s mining activities are now being performed in Mexico. The Company is a development stage enterprise.

On June 29, 2001 the Company exercised an option and purchased from AngloGold North America Inc. and AngloGold (Jerritt Canyon) Corp. 100% of the issued and outstanding stock of Minera Chanate, S.A. de C.V., a subsidiary of those two companies. Minera Chanate’s assets consisted of certain exploitation and exploration concessions in the States of Sonora, Chihuahua and Guerrero, Mexico. We sometimes refer to these concessions as the El Chanate Concessions.

Pursuant to the terms of the agreement, on December 15, 2001, the Company made a $50,000 payment to AngloGold. AngloGold will be entitled to receive the remainder of the purchase price by way of an ongoing percentage of net smelter returns of between 2% and 4% plus 10% net profits interest (until the total net profits interest payment received by AngloGold equals $1,000,000). AngloGold’s right to a payment of a percentage of net smelter returns and the net profits interest will terminate at such point as they aggregate $18,018,355. In accordance with the agreement, the foregoing payments are not to be construed as royalty payments. Should the Mexican government or other jurisdiction determine that such payments are royalties, we could be subject to and would be responsible for any withholding taxes assessed on such payments.

Under the terms of the agreement, the Company has granted AngloGold the right to designate one of its wholly-owned Mexican subsidiaries to receive a one-time option to purchase 51% of Minera Chanate (or such entity that owns the Minera Chanate concessions at the time of option exercise). That Option is exercisable over a 180 day period commencing at such time as the Company notifies AngloGold that it has made a good faith determination that it has gold-bearing ore deposits on any one of the identified group of El Chanate Concessions, when aggregated with any ore that the Company has mined, produced and sold from such concessions, of in excess of 2,000,000 troy ounces of contained gold. The exercise price would equal twice the Company’s project costs on the properties during the period commencing on December 15, 2000 and ending on the date of such notice.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company is a development stage enterprise and since its inception has had no mining revenues and has incurred recurring losses aggregating $24,578,129. These factors raise substantial doubt about the Company’s ability to continue as a going concern. As indicated in Note 16, the Company is in the process of raising additional capital and financing. Continuation of the Company is dependent on (1) consummation of financings, (2) achieving sufficiently profitable operations (3) subsequently maintaining adequate financing arrangements and (4) its exiting the development stage. The achievement and/or success of the Company’s planned measures, however, cannot be determined at this time. These financial statements do not reflect any adjustments relating to the recoverability and classification of assets carrying amounts and classification of liabilities should the Company be unable to continue as a going concern.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 2 -    Summary of Significant Accounting Policies

Principals of Consolidation

The consolidated financial statements include the accounts of Capital Gold Corporation and its wholly owned and majority owned subsidiaries. The Company accounted for its Mexican joint venture operation through the date of dissolution (see Note 5) as a subsidiary since it controlled the decision making process and it owned 69% of the venture. All significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents

The Company considers those short-term, highly liquid investments with original maturities of three months or less as cash and cash equivalents.

Marketable Securities

The Company accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”.

Management determines the appropriate classification of all securities at the time of purchase and re-evaluates such designation as of each balance sheet date. The Company has classified its marketable equity securities as available for sale securities and has recorded such securities at fair value. The Company uses the specific identification method to determine realized gains and losses. Unrealized holding gains and losses are excluded from earnings and, until realized, are reported in a separate component of stockholders’ equity.

Mining, Milling and Other Property and Equipment

Mining, milling and other property and equipment is reported at cost. It is the Company’s policy to capitalize costs incurred to improve and develop the mining and milling properties. General exploration costs and costs to maintain rights and leases are expensed as incurred. Management of the Company periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management takes into consideration various information including, but not limited to, historical production records taken from previous mine operations, results of exploration activities conducted to date, estimated future prices and reports and opinions of outside geologists, mine engineers, and consultants. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

Depletion of mining and milling improvements will be computed at cost using the units of production method. Depreciation will be computed using the straight-line method over the estimated useful lives of the related assets.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 2 -    Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

In accordance with SFAS 144, “Accounting for the Impairment and Disposal of Long-Lived Assets” the Company reviews its long-lived assets for impairments. Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses then are measured by comparing the fair value of assets to their carrying amounts. During the year ended July 31, 2003 the Company performed a review of its Colorado mine and mill improvements and determined that an impairment loss should be recognized. Accordingly, at July 31, 2003 the Company reduced by $999,445 the net carrying value of certain assets relating to its Leadville, Colorado facility to $300,000 and further reduced the net carrying value to $0 at July 31, 2004, which approximates management’s estimate of fair value.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, loans receivable, accounts payable and accrued expenses approximated fair value because of the short maturity of these instruments.

Revenue Recognition

Revenues, if any, from the possible sales of minerals will be recognized by the Company only upon receipt of final settlement funds from the purchaser.

Foreign Currency Translation

Assets and liabilities of the Company’s Mexican subsidiaries are translated to US dollars using the current exchange rate for assets and liabilities. Amounts on the statement of operations are translated at the average exchange rates during the year. Gains or losses resulting from foreign currency translation are included as a component of other comprehensive income (loss).

Comprehensive Income (Loss)

Comprehensive income (loss) which is reported on the accompanying consolidated statement of stockholders’ equity as a component of accumulated other comprehensive income (loss) consists of accumulated foreign translation gains and losses and net unrealized gains and losses on available-for-sale securities.

Income Taxes

The Company records deferred income taxes using the liability method as prescribed under the provisions of SFAS No. 109. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company’s assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of the deferred tax assets will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 2 -    Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation

The Company accounts for stock-based compensation to its employees using the intrinsic value method in accordance with provisions of the Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations which requires the recognition of compensation expense over the vesting period of the option when the exercise price of the stock option granted is less than the fair value of the underlying common stock. Additionally, the Company complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock Based Compensation” (“SFAS 123”) and provides pro forma disclosure of net loss and loss per share as if the fair value method has been applied in measuring compensation expense for stock options granted. Stock-based compensation related to options and warrants granted to non-employees is recognized using the fair value method in accordance with SFAS 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. Compensation costs are amortized in a manner consistent with Financial Accounting Standards Board Interpretation No. 28 (FIN No. 28), “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans”. The Company uses the Black-Scholes options pricing model to value options, restricted stock grants and warrants granted to nonemployees.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for financial statements for the year ended December 31, 2003. SFAS No. 148 did not have a material impact on the Company’s consolidated financial statements, as the adoption of this standard does not require the Company to change, and the Company does not plan to change, to the fair value based method of accounting for stock-based compensation.

Net Loss Per Common Share

The computation of basic net loss per share of common stock is computed by dividing net loss for the period by the weighted average number of common shares outstanding during that period.

Because the Company is incurring losses, the effect of stock options and warrants is antidilutive. Accordingly, the Company’s presentation of diluted net loss per share is the same as that of basic net loss per share.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consists principally of cash and cash equivalents and marketable securities. The Company maintains cash balances at financial institutions which exceed the Federal Deposit Insurance Corporation limit of $100,000 at times during the year.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 2 -    Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Environmental Remediation Costs

Environmental remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are recorded even if significant uncertainties exist over the ultimate cost of the remediation. It is reasonably possible that the Company’s estimates of reclamation liabilities, if any, could change as a result of changes in regulations, extent of environmental remediation required, means of reclamation or cost estimates. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. There were no environmental remediation costs accrued at July 31, 2004.

Recently Issued Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, SFAS No. 147, “Acquisitions of Certain Financial Institutions - and Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9”, SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, and SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, were recently issued. SFAS No. 146, 147, 149 and 150 have no current applicability to the Company or their effect on the financial statements would not have been significant.

Reclassifications

Certain items in these financial statements have been reclassified to conform to the current period presentation.

NOTE 3 -    Marketable Securities

Marketable securities are classified as current assets and are summarized as follows:

Marketable equity securities, at cost	$50,000

Marketable equity securities, at fair value	$110,000

NOTE 4 -    Loans Receivable - Others

Loans receivable - others are short-term non-interest bearing loans made to an individual.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 5 -    Joint Venture

On February 23, 2002, Minera Santa Rita S. de R.L. de C.V., one of our wholly-owned Mexican subsidiaries, entered into a joint venture agreement with Grupo Minero FG S.A. de C.V. to explore, evaluate and develop the El Chanate concessions. Grupo Minero FG S.A. de C.V., referred to as FG, is a private Mexican company.

Pursuant to the agreement with FG, the venture was to be conducted in five phases. The first two phases entailed continued exploration and evaluation of the mining potential of lots within the concessions.

Pursuant to the agreement, FG has paid us $75,000 to participate in the venture and contributed an additional $75,000 towards the first phase of the venture for which it received a 30% interest in the venture. The balance of the costs for Phase one and the costs for Phase two were to be split equally between the parties.

On April 6 and 8, 2004, effective March 31, 2004, Minera Santa Rita S. de R.L. de C.V. (“MSR”), one of our wholly-owned Mexican affiliates, and FG executed an agreement (the “Termination Agreement”) terminating their joint venture agreement (the “JV Agreement”) with regard to the El Chanate project in Mexico.

Pursuant to the Termination Agreement, the parties have terminated amicably the JV Agreement and have released each other from all obligations under the JV Agreement. In consideration of FG’s contributions to the venture of $457,455, we issued to FG 2,000,000 restricted shares of our common stock valued at $800,000 and MSR issued to FG a participation certificate entitling FG to receive five percent of the MSR’s annual dividends, when declared. In connection with the issuance of these 2,000,000 shares, the Company recognized a charge to operations of $800,000. Additionally, the Company has recognized a loss of $150,382 on the write off of the joint venture minority interest. The participation certificate also gives FG the right to participate, but not to vote, in the meetings of MSR’s Board of Managers, Technical Committee and Partners. MSR also received a right of first refusal to carry out the works and render construction services required to effectuate the El Chanate project. This right of first refusal is not applicable where a funding source for the project determines that others should render such works or services.

FG has assigned or otherwise transferred to MSR all permits, licenses, consents and authorizations (collectively, “authorizations”) for which FG had obtained in its name in connection with the development of the El Chanate project to the extent that the authorizations are assignable. To the extent that the authorizations are not assignable or otherwise transferable, FG has given its consent for the authorizations to be cancelled so that they can be re-issued or re-granted in MSR’s name. The foregoing has been accomplished.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 6 -    Sale of Subsidiary Stock

On March 20, 2002, the Company sold all of the issued and outstanding shares of stock of its wholly-owned subsidiary, Minera Chanate S.A. de C.V. (“Minera Chanate”), to an unaffiliated party for a purchase price of $2,131,616, payable in three installments. We received the first installment of $639,485 and paid commissions of $51,159 in March 2002. A second payment of $497,377 plus interest at the rate of 4.5% per annum was paid in August 2002. A third payment of $994,754 plus interest at the rate of 4.5% per annum, was paid in December 2002. Commissions of $41,733 and $80,821 were paid in connection with the second and third installments, respectively. In connection with the above transaction the Company recognized a gain of $1,907,903.

During March 2002, prior to the sale of Minera Chanate and pursuant to the FG joint venture agreement (see Note 5), Minera Chanate, in a series of transactions, sold all of its surface land and mining claims to Oro de Altar S. de R.L. de C.V. (“Ora”), another of our wholly-owned subsidiaries. Ora, in turn, leased the foregoing land and mining claims to MSR.

NOTE 7 -    Mining Reclamation Bonds

These represent certificates of deposit that have been deposited as security for Mining Reclamation Bonds in Colorado. They bear interest at rates varying from 5.01% to 5.87% annually and mature at various dates in 2005.

NOTE 8 -    Mining Concessions

Mining concessions consists of the following:

Mining Concessions	$44,780

These exploitation and exploration concessions are carried at historical cost and were acquired in connection with the purchase of the stock of Minera Chanate, S.A. de C.V. (see Note 1).

CAPITAL GOLD CORPORAITON
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 9 -    Loans Receivable - Affiliate

Loans receivable - affiliate consist of expense reimbursements from a publicly-owned corporation in which the Company has an investment. In addition, the Company’s president and chairman of the board of directors is an officer and director of that corporation. These loans are non-interest bearing and due on demand (see Note 12).

NOTE 10 -   Other Investments

Other investments are carried at cost and consist of tax liens purchased on properties located in Lake County, Colorado.

NOTE 11 -   Other Comprehensive Income (Loss) - Supplemental Non-Cash Investing Activities

Other comprehensive income (loss) consists of accumulated foreign translation gains and losses and unrealized gains on marketable securities and is summarized as follows:

Balance - July 31, 2002	$	(7,246)
Equity Adjustments from Foreign
Currency Translation		60,879
Balance - July 31, 2003		53,633
Equity Adjustments from Foreign
Currency Transaction		(24,894)
Unrealized Gains on Marketable
Securities		60,000
Balance - July 31, 2004		$88,739

NOTE 12 -   Related Party Transactions

In August 2002 the Company purchased marketable equity securities of a related company. The Company recorded approximately $12,300 and $18,900 in expense reimbursements including office rent from this entity for the years ended July 31, 2004 and 2003, respectively (see Notes 3 and 9).

NOTE 13 -     Stockholders’ Equity

Common Stock

At various stages in the Company’s development, shares of the Company’s common stock have been issued at fair market value in exchange for services or property received with a corresponding charge to operations, property and equipment or additional paid-in capital depending on the nature of the services provided or property received.

During the year ended July 31, 2003, the Company issued 2,802,579 shares for gross proceeds of $346,030. During the year ended July 31, 2003 the Company issued 1,222,727 shares of common stock upon exercising of stock options with gross proceeds of $35,300.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 13 -     Stockholders’ Equity (Continued)

Common Stock (Continued)

During the year ended July 31, 2004, the Company issued 10,756,069 shares for gross proceeds of $1,145,888. During the year ended July 31, 2004 the Company issued 2,335,553 shares of common stock upon exercising of stock options with gross proceeds of $108,100.

Stock Options

A summary of stock option activity for the years ended July 31, 2004 and 2003 is as follows:

	Options Outstanding		Weighted
	Number of	Price Range	Average
	Shares	Per Share	Exercise Price
Outstanding - July 31, 2002	12,027,370	$.022-.50	$.199

Options Granted:
Related Parties	700,000.05		.05
Others	1,250,000	.05-.25	.11

Exercised:
Related Parties	(1,122,727)	.022-.05	.022
Others	(100,000)	.05	.022
Expired	(2,657,727)	.022-.22	.071

Outstanding - July 31, 2003	10,096,916	.022-.50	.11

Options Granted:
Related Parties	1,500,000.21		.21
Others	300,000	.12-.21	.15

Exercised:
Related Parties	(572,727)	.022-.05	.04
Others	(1,762,826)	.022-.12	.05
Expired	(2,672,727)	.022-.05	.03

Outstanding - July 31, 2004	6,888,636	$.022-.21	$.11

NOTE 13 -    Stockholders’ Equity (Continued)

Options to purchase 6,888,636 shares of common stock were exercisable at July 31, 2004 at a weighted average exercise price of $.11 with a weighted average contractual life of .75 years as follows:

Options Outstanding and Exercisable by Price Range as of July 31, 2004 is as follows:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
Range of Exercise	Number	Remaining	Average	Number	Average
Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$.022	318,182.63		$.022	318,182	$.022
.25	200,000.67		.25	200,000.25
.05	4,570,454.61		.05	4,570,454.05
.20	100,000.50		.20	100,000.20
.24	100,000	2.91	.24	100,000.24
.21	1,500,000	2.63	.21	1,500,000.21
.41	100,000	2.63	.41	100,000.41
$.022-.41	6,888,636.75		$.11	6,888,636	$.11

The Company recognized approximately $348,000 and $289,000 of stock-based compensation expense during the years ended July 31, 2004 and 2003 respectively, relating to options granted.

Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions: risk-free interest rate of 3.1%; volatility factor of the expected market price of the Company’s common stock of .7-1.0; and a weighted-average expected life of the option of 3 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’ stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Had compensation cost for stock options granted been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company’s net loss and net loss per share for the year ended July 31, 2004 would have been $(3,252,590) and $(.06). There would have been no material impact on the net loss and net loss per share for the year ended July 31, 2003.

The effects of applying the pro forma disclosures of SFAS 123 are not likely to be representative of the effects on reported net earnings for future years.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 13 -  Stockholders’ Equity (Continued)

Authorized Common Stock

In September 1993 the Company’s shareholders approved an increase in the authorized common stock from 100,000,000 shares to 150,000,000 shares.

Effective April 11, 1998 the Company underwent a 1 for 10 reverse split with all fractions being rounded up into new common stock.

All references to common stock are restated to reflect the 1 for 10 reverse split.

NOTE 14 - Income Taxes

For income tax purposes, the Company has available net operating loss carryforwards (“NOL”) at July 31, 2004 of approximately $12,082,000 to reduce future federal taxable income, if any. The NOL’s expire at various dates through 2024. There may be certain limitations as to the future annual use of the NOLs due to certain changes in the Company’s ownership.

Income tax benefit attributable to net loss differed from the amounts computed by applying the statutory Federal Income tax rate applicable for each period as a result of the following:

	Year Ended July 31,
	2004	2003
Computed “expected” tax benefit	$4,107,880	$3,353,517
Decrease in tax benefit resulting from net operating loss for which no benefit is currently available	4,107,880	3,353,517
	$-	-

The Company has deferred tax assets of approximately $4,107,880 at July 31, 2004 resulting primarily from net operating loss carryforwards. The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding their future realization. The difference between the federal statutory rate of 34% and the Company’s effective tax rate of 0% is due to an increase in the valuation allowance of $754,363 and $190,497 in 2004 and 2003, respectively.

NOTE 15 -    Loss on Option

In March 2004 the Company obtained exclusive non-refundable options to purchase an ore crusher and related assets for a total cost of $700,000. The Company paid $50,000 for these options, which ultimately expired. Accordingly, the Company realized a loss of $50,000.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 16 -    Liquidity and Going Concern Uncertainty

The Company is a development stage enterprise with no mining revenues and has incurred recurring losses amounting to $24,578,129 through July 31, 2004. The Company incurred net losses of $2,938,590 and $1,919,261 during the years ended July 31, 2004 and 2003, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern (see Note 1).

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations of that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Company be able to continue as a going concern.

During the year ended July 31, 2004, the Company has successfully obtained external financing through sales of its stock and exercise of options as well as capital contributions.

The Company has developed a plan to address liquidity and fund a full scale mining operation in Mexico in several ways, namely:

•	Continue to raise capital through the sale or exercise of equity securities.
•	Obtain outside financing to fund operations.
•	Strategic Partner Joint Venturing.
•	Other means.

There is no assurance, however, that any of the Company’s proposed plans to obtain financing, raise capital and otherwise fund operations will prove successful. The Company’s ability to continue as a going concern is dependent upon its ability to obtain sufficient funding as discussed above and its inability to do so will delay or cease the Company’s planned operations as discussed above.

NOTE 17 -    Commitments and Contingencies

Minera Chanate Option

Under the terms of the Minera Chanate purchase agreement, Leadville has granted AngloGold’s designee to receive a one-time option to purchase 51% of Minera Chanate (or such entity that owns the Minera Chanate concessions at time of exercise) based upon the achievements of certain events (see Note 1).

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2004

NOTE 17 -    Commitments and Contingencies (Continued)

Lease Commitments

The Company occupies office space in New York City under a non cancelable operating lease that commenced on September 1, 2002 and terminates on August 31, 2007. In addition to base rent, the lease calls for payment of utilities and other occupancy costs.

Approximate future minimum payments under this lease are as follows:

Year Ending July 31,

2005	$54,000
2006	55,000
2007	38,000

$147,000

Rent expense under the office lease in New York City was approximately $57,000 and $56,000 for the years ended July 31, 2004 and 2003, respectively.

Lack of Insurance

The Company currently has no insurance in force at its mining properties and it cannot be certain that it can cover the risks associated with its mining operations or that it will be able to maintain insurance to cover these risks at economically feasible premiums.

No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this Prospectus is current only as of this date.

TABLE OF CONTENTS
	Page
Prospectus Summary	2	63,440,644 SHARES OF COMMON STOCK CAPITAL GOLD CORPORATION ___________________________ PROSPECTUS ____________________________ July 11, 2005 ____________________________
Risk Factors	13
Forward-looking Statements	14
Use of Proceeds	14
Dividend Policy	14
Price Range of Common Stock	14
Selected Consolidated
Financial Data	15
Management’s Discussion and
Analysis of Financial Condition
And Results of Operations .	17
Our Business .	25
Management .	33
Executive Compensation	35
Principal Stockholders	36
Certain Relationships and
Related Transactions	38
Selling Stockholders	38
How the Shares May
Be Distributed	43
Penny Stock	45
Description of Securities
Being Registered	45
Legal Matters	47
Experts	47
Where you can find
More information	47
Glossary	47
Financial Statements	F-1